Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

EMERALD TOPCO, INC.,

EMERALD BIDCO, INC.

and

PRESS GANEY HOLDINGS, INC.

Dated as of August 9, 2016

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4.3	No Conflicts	26
4.4	Litigation	27
4.5	Financing	27
4.6	Termination Equity Commitment Letter	28
4.7	Proxy Statement; Other Information	28
4.8	Ownership of Company Capital Stock	29
4.9	Solvency	29
4.10	Ownership of Parent and Merger Sub	29
4.11	Brokers	29
4.12	No Other Representations and Warranties; Non-Reliance	29

ARTICLE 5 COVENANTS		30

5.1	Conduct of Business by the Company Pending the Closing	30
5.2	Access to Information; Confidentiality	33
5.3	No Solicitation	33
5.4	SEC Filings; Other Actions	38
5.5	Appropriate Action; Consents; Filings	40
5.6	Certain Notices	42
5.7	Public Announcements	42
5.8	Employee Benefit Matters	43
5.9	Indemnification	44
5.10	Financing	46
5.11	Debt Financing Cooperation	47
5.12	Parent Agreements Concerning Merger Sub	50
5.13	Takeover Statutes	50
5.14	Section 16 Matters	50
5.15	Stockholder Litigation	50
5.16	Stock Exchange Delisting	50

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		51

6.1	Conditions to Obligations of Each Party Under This Agreement	51
6.2	Conditions to Obligations of the Company Under This Agreement	51
6.3	Conditions to Obligations of Parent and Merger Sub Under This Agreement	51
6.4	Frustration of Closing Conditions	52

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		52

7.1	Termination	52
7.2	Effect of Termination	54
7.3	Company Termination Fee	55
7.4	Parent Termination Fee	56
7.5	Limitation on Recourse	58
7.6	Amendment	59
7.7	Waiver	59

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ARTICLE 8 GENERAL PROVISIONS		59

8.1	Non-Survival of Representations and Warranties	59
8.2	Fees and Expenses	59
8.3	Notices	59
8.4	Certain Definitions	61
8.5	Terms Defined Elsewhere	70
8.6	Headings	73
8.7	Severability	73
8.8	Entire Agreement	73
8.9	Assignment	74
8.10	No Third Party Beneficiaries	74
8.11	Mutual Drafting; Interpretation	74
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	74
8.13	Counterparts	76
8.14	Specific Performance	76

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	Form of Bylaws of Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2016 (this “Agreement”), is made by and among Emerald TopCo, Inc., a Delaware corporation (“Parent”), Emerald BidCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Press Ganey Holdings, Inc., a Delaware corporation (the “Company”).  All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A.                                    The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which each share of common stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding shall be converted into the right to receive $40.50 in cash, subject to the terms and conditions of this Agreement.

B.                                    The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger.

C.                                    The Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

D.                                    The Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv)  recommended that the Company’s stockholders adopt this Agreement.

E.                                     Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

F.                                      Concurrently with the execution of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company and Parent have entered into an agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A, pursuant to which such stockholders have, among other things, agreed to vote all of the Shares that such stockholders own in favor of the adoption of this Agreement, upon the terms and subject to the conditions set forth therein (the “Voting Agreement”).

G.                                    Concurrently with the execution of this Agreement, Parent has delivered to the Company the Termination Equity Commitment Letter (the “Termination Equity Commitment Letter”) of EQT VII (No. 1) Limited Partnership and EQT VII (No. 2) Limited Partnership (the “Equity Investors”), dated as of the date hereof, and pursuant to which the Equity Investors have committed to provide funds for the payment and performance of certain of Parent’s and Merger Sub’s obligations under this Agreement, on the terms and subject to the conditions set forth in the Termination Equity Commitment Letter.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1
THE MERGER

1.1                               The Merger.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.  The Merger and other transactions contemplated by this Agreement and the Voting Agreement are referred to herein as the “Transactions”.

(b)                                 At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Company shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Company shall be amended so as to read in their entirety in the form set forth as Exhibit C hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c)                                  At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.  The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

(d)                                 If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2                               Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) will take place at 9:00 a.m., local time, on the third Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (b) the first Business Day following the end of the Marketing Period (subject, in each case, to the satisfaction or waiver of the conditions set forth in Article 6 for the Closing as of the date determined pursuant to this proviso).  The date on which the Closing is to occur pursuant to this Section 1.2 is referred to as the “Closing Date”.  On the Closing Date, or on such other date as Parent and the Company may agree to, Merger Sub or the Company shall cause a certificate of merger (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL.  The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time referred to herein as the “Effective Time”).

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

2.1                               Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)                                 Conversion of Shares.  Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Sections 2.1(b) or 2.4(b) or Dissenting Shares, shall be converted automatically only into the right to receive $40.50 per Share (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration, without interest, to be paid in accordance with Section 2.2.

(b)                                 Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent or Merger Sub, in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.  Each Share held by any direct or indirect wholly owned Subsidiary of the Company or of Parent (other than Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be converted into such number of shares of common stock of the Surviving Corporation so as to maintain the same relative ownership percentages (such Shares in this clause (b), “Cancelled Shares”).

(c)                                  Merger Sub Equity Interests.  All outstanding Equity Interests of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) one share of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

2.2                               Payment for Securities; Surrender of Certificates.

(a)                                 Paying Agent.  At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”).  Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares (other than Cancelled Shares or Dissenting Shares) shall be entitled at the Effective Time pursuant to Section 2.1.  In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1 (other than in respect of Cancelled Shares or Dissenting

Shares), Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments.  With respect to any Dissenting Shares, Parent shall only be required to deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the Merger Consideration in exchange for any Dissenting Shares, at or prior to the Effective Time, if the holder thereof fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law; provided, however, that Parent shall, after the Effective Time, promptly deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the Merger Consideration in exchange for any Dissenting Shares to the extent the holder thereof waives, withdraws or otherwise loses his right to appraisal under Section 262 of the DGCL after the Effective Time.  Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares (other than Cancelled Shares or Dissenting Shares) in accordance with this Section 2.2; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively.  Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.  Notwithstanding anything in this Agreement to the contrary, an aggregate amount of $50 million of the aggregate Merger Consideration that would otherwise be paid to the holders of the Subject Shares (as defined in the Voting Agreement) in accordance with Section 2.2(b) shall not be deposited with the Paying Agent and shall be distributed without interest in accordance with the terms set forth on Schedule I hereto.  Parent hereby covenants and agrees to cause the Surviving Corporation to make the distributions referenced in the immediately preceding sentence in accordance with the terms set forth on Schedule I hereto.

(b)                                 Procedures for Surrender.

(i)                                     Certificates.  As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were automatically converted only into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement:  (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Shares to be cancelled or converted pursuant to Sections 2.1(b), 2.1(c) or 2.4(b) and Certificates representing Shares that are Dissenting Shares, which Dissenting Shares shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL so long as the holder of such Dissenting Shares does not withdraw his, her or its demand for appraisal of such Dissenting Shares or otherwise lose appraisal rights, in each case in accordance with the DGCL.

(ii)                                  Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a).  In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted automatically only into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depositary Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled.  As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company:  (A) a letter of transmittal, which shall be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration.  Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares shall at the Effective Time be cancelled.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.  No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares.  Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Shares to be cancelled or converted pursuant to Sections 2.1(b), 2.1(c) or 2.4(b) and Book-Entry Shares representing Shares that are Dissenting Shares, which Dissenting Shares shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL so long as the holder of such Dissenting Shares does not withdraw his, her or its demand for appraisal of such Dissenting Shares or otherwise lose appraisal rights, in each case in accordance with the DGCL.

(c)                                  Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)                                 Termination of Fund; Abandoned Property; No Liability.  Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b).  Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)                                  Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a).  Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3                               Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration.  At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under Section 262 of the DGCL.  If the Merger is completed and any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares in accordance with and as set forth in Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.4                               Treatment of Options and Restricted Stock.

(a)                                 Treatment of Options.  At the Effective Time, except as otherwise agreed to in writing between a holder and the Parent, each option to purchase Shares (each a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, vest and be cancelled and shall only entitle the holder of such Company Option to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option, less Taxes required to be withheld with respect to such payment under applicable Law; provided that any such Company Option with respect to which the per-share exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled in exchange for no consideration.  The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Options the cash payments described in this Section 2.4(a) as soon as practicable, but not later than five Business Days following the Closing Date.

(b)                                 Treatment of Restricted Stock.  At the Effective Time, except as otherwise agreed to in writing between a holder and the Parent, each Share granted under the Company Equity Plan as restricted stock (each, a “Company Restricted Share”) that is outstanding and unvested immediately prior to the Effective Time shall, (i) if subject solely to time based vesting conditions, vest and entitle the holder of such Company Restricted Share to receive the consideration payable with respect to such Share in accordance with Section 2.1(a), and (ii) if subject to performance-based vesting conditions (a “Company Performance Award”) vest as to the Target Number Restricted Shares (within the meaning of the agreement governing the applicable Company Performance Award), and entitle the holder thereof to receive, in respect of each vested share subject to the Company Performance Award, the consideration payable with respect to such Share in accordance with Section 2.1(a). For the avoidance of doubt any Shares subject to a Company Performance Award that do not vest pursuant to the foregoing shall, at the Effective Time, be cancelled and forfeited without any payment thereon. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Restricted Shares the cash payments described in this Section 2.4(b) as soon as practicable, but not later than five Business Days following the Closing Date.

(c)                                  Termination of Company Equity Plans.  As of the Effective Time, the Press Ganey Holdings, Inc. 2015 Incentive Award Plan (the “Company Equity Plan”) shall be terminated (other than with respect to the payments required to be made under this Section 2.4) and no further Company Restricted Shares, Company Options, Equity Interests or other rights with respect to Shares shall be granted thereunder.

(d)                                 Board Actions.  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary to effect the transactions described in this Section 2.4.

2.5                               Withholding Rights.  The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any other provision of applicable Law.  To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.6                               Repayment of Funded Debt.  (a) At the Closing, and subject to the other terms and conditions set forth in this Agreement, (i) Parent shall make available to the Company, or pay directly, an amount in cash sufficient to pay the aggregate outstanding Funded Debt and (ii) the Company, if such amount is not paid directly by Parent, shall apply such cash to repay the Funded Debt, and (b) at least three (3) Business Days prior to Closing, the Company shall cause the applicable agent under the Credit Agreement to deliver to Parent a copy of a payoff letter (the “Payoff Letter”) evidencing the satisfaction of all liabilities under the Credit Agreement (other than any Continuing Obligations) upon receipt of the amounts set forth in such Payoff Letter and including a release in customary form of all Liens with respect to the capital stock, property and assets of the Company and its Subsidiaries securing the obligations under the Credit Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other sections), and (b) as otherwise disclosed or identified in the Company SEC Documents filed prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents and any other disclosures contained or referenced therein to the extent they are similarly predictive, cautionary or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1                               Corporate Organization.  Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties, rights and assets and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The copies of the Amended and Restated Certificate of Incorporation (the “Company Charter”) and Amended and Restated Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents prior to the date of this Agreement, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.  The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

3.2                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of three hundred fifty million (350,000,000) Shares and fifty million (50,000,000) shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  As of August 5, 2016, (i) 53,045,649 Shares (other than treasury shares and Company Restricted Shares and Legacy Restricted Shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no Shares were held in the treasury of the Company or by its Subsidiaries, (iii) 3,939,807 Shares are available for issuance under the Company Equity Plan, 829,523 are subject to Company Options outstanding as of such date, 2,119,480 are unvested Company Restricted Shares outstanding as of such date and 370,679 are unvested restricted Shares not issued pursuant to the Company Equity Plan (such restricted Shares, “Legacy Restricted Shares”) outstanding as of such date and (iv) no shares of Company Preferred Stock were issued and outstanding.  Except for unvested Company Restricted Shares, the Legacy Restricted Shares and Company Options to purchase not more than 3,319,682 Shares, there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other

Equity Interests in, the Company.  Since July 29, 2016 and prior to the date of this Agreement, except for the issuance of Shares under the Company Equity Plan in accordance with its terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).  Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the prices at which each outstanding Company Option may be exercised under the Company Equity Plan and the number of Company Options, Company Restricted Shares and unvested Legacy Restricted Shares outstanding; provided, however, that for the purposes of such list, all references to the “Effective Date” in the definition of the foregoing terms shall be replaced by “date hereof”.  All Shares subject to issuance under the Company Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b)                                 Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal or right of first offer with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. The Company does not have outstanding bonds, debentures, notes or other obligations which have the right to vote with the holders of Shares on any matter.

(c)                                  Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary.  None of the Company or any of its Subsidiaries holds an Equity Interest in any other Person.  Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly-owned Subsidiaries free and clear of all Liens.  There are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary.  There are no outstanding obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary of the Company.  No Subsidiary of the Company owns any Shares or other Equity Interests in the Company.  Prior to the date of this Agreement, the Company has made available to Parent true, complete and correct copies of the certificate of incorporation, bylaws and other similar organizational documents of each Subsidiary of the Company, each as in effect and as amended to date.  No Subsidiary of the Company is in violation of its charter, bylaws or similar organizational documents.

3.3                               Authority; Execution and Delivery; Enforceability.

(a)                                 The Company has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions.  The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions.  The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b)                                 The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, (iv) recommending that its stockholders vote in favor of the adoption of this Agreement (the “Company Board Recommendation”) and (v) declaring that this Agreement is advisable.

(c)                                  Subject to the accuracy of the representation set forth in Section 4.8 hereof, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement, the Voting Agreement and the transactions contemplated hereby or thereby, including the Merger or the other Transactions.  To the Knowledge of the Company, no other takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Merger or the other Transactions.  The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement is the affirmative vote for the adoption of this Agreement by the holders of a majority of the Shares outstanding and entitled to vote thereon at the Company Meeting (the “Company Stockholder Approval”).  No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.

3.4                               No Conflicts.

(a)                                 The execution and delivery of this Agreement does not and will not, and the performance of this Agreement and the consummation of the Merger by the

Company will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) except as set forth in Section 3.4 of the Company Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract (other than any Credit Document) or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the NYSE, (ii) any applicable requirements of any Competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL (together with any applicable franchise tax reports) and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.5                               SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)                                 The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since May 20, 2015 (the “Company SEC Documents”).  None of the Subsidiaries of the Company is required to make any filings with the SEC.

(b)                                 As of its respective filing date, and, if amended or superseded by a subsequent filing, as of the date of the last amendment or superseding filing prior to the date of this Agreement, each Company SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, the Company has not received any SEC comments that remain outstanding or unresolved. To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(c)                                  The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) fairly present, in all material respects, the consolidated financial condition and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of any interim unaudited Company SEC Financial Statements, as permitted by Form 10-Q).

(d)                                 The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act.  The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no “significant deficiencies” or “material weaknesses” (each as defined in Rule 13a-15(f) of the Exchange Act) in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)                                  The Company and its Subsidiaries do not have any material liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent audited balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this

Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(f)                                   Section 3.5(f) of the Company Disclosure Schedule contains a true, correct and complete list of all indebtedness for borrowed money of the Company and its Subsidiaries outstanding as of the date of this Agreement in excess of $10 million.

3.6                               Absence of Certain Changes or Events.  Since December 31, 2015 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  Since June 30, 2016 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Sections 5.1(b), (e), (f), (g), (h), (i), (o) or (p) had the covenants therein applied since June 30, 2016.

3.7                               Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein).  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

3.8                               Legal Proceedings.  There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any of the officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.9                               Compliance with Laws and Orders.

(a)                                 The Company and its Subsidiaries are in compliance and since January 1, 2014 have been in compliance with all Laws, including Healthcare Laws, and Orders applicable to the Company or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries) except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2014 from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Order, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)                                 Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their Representatives or agents acting for or on behalf of any of the foregoing, has, since January 1, 2013, made, offered, promised, or authorized any bribe, kickback, or other illegal payment on behalf of the Company or any of its Subsidiaries in order to obtain or retain business for the Company or its Subsidiaries, or has taken any act that would cause the Company or its Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010, the Canadian Corruption of Foreign Public Officials Act, or any other applicable anti-corruption or anti-bribery law or regulation.

(c)

(i)                                     Neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the Company’s Knowledge, any of their affiliates, employees or agents is a Person that is, or is owned or controlled by a Person that is the target of any sanctions administered or enforced by the U.S. government including, without limitation, included on, or owned or controlled by a Person or entity included on, the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or on other similar economic or trade sanctions lists maintained by the U.S. government.

(ii)                                  Since January 1, 2013, the Company and its Subsidiaries have not engaged in and are not now engaged in any transactions or dealings with any Person, or in any country or territory that at the time of the transaction or dealing is or was the subject of sanctions administered by the U.S. government, the United Nations, the European Union, any European Union member state, or Her Majesty’s Treasury (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine) (collectively, “Sanctions”).

(iii)                               Since January 1, 2013, to the Knowledge of the Company, the Company and its Subsidiaries have not engaged in and are not now engaged in any dealings that would give rise to any violation of applicable Sanctions.

3.10                        Permits.  The Company and each of its Subsidiaries have all required governmental licenses, permits, certificates, approvals, billing and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.  The operation of the Company and its Subsidiaries as currently conducted is not, and has not been since January 1, 2015, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.  There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11                        Employee Benefit Plans.

(a)                                 Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan.  “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other plan, Contract, policy or arrangement providing compensation or benefits, in each case whether or not written, (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries, for the benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries, (each, a “Service Provider”), or (B) for which the Company or any of its Subsidiaries has any direct or indirect liability; provided that Section 3.11(a) of the Company Disclosure Schedule need not include any employment or consultancy Contracts for employees or consultants who are natural persons that (A) are terminable by the Company or its Subsidiaries upon notice of 60 days or less without any requirement to pay severance, or (B) where the base compensation provided under such employment or consultancy agreement is less than $350,000 per annum.

(b)                                 Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, (ii) no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine claims for benefits) and (iii) respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances which could subject the Company or any of its Subsidiaries to any Tax, lien, fine or penalty under ERISA or the Code.

(c)                                  Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status or is the subject of a favorable opinion from the IRS on the form of such Company Benefit Plan upon which the Company Benefit Plan is entitled to rely, and to the Company’s Knowledge no fact or event has occurred that would reasonably be expected to cause the loss of the qualified status of any such Company Benefit Plan.

(d)                                 No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA.

(e)                                  No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or Section 409A of the Code or otherwise.

(f)                                   Other than Company Options and Company Restricted Shares as provided in Section 2.4, neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider to any additional material compensation or benefit (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting or result in any material increase, payment or funding of compensation or benefits under any of the Company Benefit Plans, or (iii) limit or restrict the right of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan.

(g)                                  Except as required by Law, no Company Benefit Plan provides or represents an obligation to provide post-retirement, medical, disability or life insurance benefits to any former employee or their dependents.

3.12                        Employee and Labor Matters.

(a)                                 Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, nor is any such agreement currently being negotiated.  As of the date hereof, to the Knowledge of the Company, there are no demands of any union for recognition or certification or union organizing activities pending or threatened against the Company or any of its Subsidiaries.  There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary.

(b)                                 The Company and its Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, immigration and work authorizations, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance, except for noncompliance as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.  Neither the Company nor any of the Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity, or any material settlement agreement relating to employees or employment practices.

3.13                        Environmental Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)                                 The Company and each of its Subsidiaries (i) is and at all times since January 1, 2014 has been in compliance with all, and is not subject to any liability with respect to noncompliance with any, applicable Environmental Laws, (ii) has and holds, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is in compliance with their respective Environmental Permits.

(b)                                 There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials.

(c)                                  None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Environmental Claim is pending or, to the Knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

(d)                                 To the Knowledge of the Company, there are no Hazardous Materials at, in, on, or under any property or asset of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other properties or assets, under circumstance or conditions that would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any applicable Environmental Law.

3.14                        Real Property; Title to Assets.

(a)                                 Section 3.14(a) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments and modifications relating thereto.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Leased Real Property is subject to any Lien, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens.

(b)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each parcel of Company Leased Real Property is in compliance with all existing Laws applicable to such

Company Leased Real Property, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Leased Real Property.

(c)                                  The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15                        Tax Matters.  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

(a)                                 all Tax Returns that are required to be filed by or with respect to any of the Company or its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;

(b)                                 each of the Company and its Subsidiaries has timely paid all Taxes due and owing by it, including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries;

(c)                                  no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn;

(d)                                 there is no ongoing, pending or threatened (in writing) audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries;

(e)                                  neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(f)                                   neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(g)                                  neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements, in each case, that are not primarily related to Taxes);

(h)                                 neither the Company nor any of its Subsidiaries have been a member of a consolidated tax group other than a group of which the Company or one of its Subsidiaries has been the common parent or has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, as a transferee or successor, or otherwise;

(i)                                     neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) prior to the Closing, (ii) installment sale, intercompany transaction, or open transaction disposition made or entered into prior to the Closing, (iii) prepaid amount received on or prior to the Closing, or (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing;

(j)                                    the Company is not and never has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) of the Code within the past five (5) years;

(k)                                 there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens;

(l)                                     neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law); and

(m)                             no written claim has been made in the last three years by a Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

3.16                        Material Contracts.

(a)                                 All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed.  Section 3.16(a)  of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (other than Company Benefit Plans) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any material amendments, supplements and modifications thereto):

(i)                                     any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)                                  any Contract that materially limits the ability of the Company or any of its Subsidiaries to compete or provide services in any line of business or with any Person or in any geographic area;

(iii)                               any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(iv)                              any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $10 million or (B) that becomes due and payable as a result of the Transactions, in each case other than any Credit Document;

(v)                                 any license, sublicense, or other Contract granting to the Company any rights to use or otherwise exploit any Intellectual Property owned by a third party, or granting to a third party any rights to use or otherwise exploit any Company Owned Intellectual Property, with the exception, in each case, of (A) shrink-wrap, click-wrap, and off-the-shelf software licenses, and (B) any other licenses of software that is commercially available to the public generally, with one-time or annual license, maintenance, support and other fees of $500,000 or less;

(vi)                              any Contract (other than any Credit Document) with the Company’s top ten (10) suppliers (including purchasing agreements, group purchasing agreements, and excluding any Contract described by clauses (vii) and (viii) below and excluding work orders, statements of work, purchase orders and similar contracts) (measured by dollar volume of purchases of the Company during the twelve (12) months ended June 30, 2016);

(vii)                           any Contract with the Company’s the top ten (10) customers (excluding any Contract described by clause (vi) above or clause (viii) below and excluding work orders, statements of work, purchase orders and similar contracts) (measured by volume of spending by the customer during the twelve (12) months ended June 30, 2016);

(viii)                        any Government Contract generating annual revenues in excess of $250,000 (excluding work orders, statements of work, purchase orders and similar contracts);

(ix)                              any acquisition or divestiture agreement entered into since January 1, 2013 with a purchase price in excess of $15 million or pursuant to which the Company or its Subsidiaries has outstanding indemnification, “earn-out” or other contingent payment obligations;

(x)                                 any Contract for any joint venture, partnership or similar arrangement;

(xi)                              any lease, sublease, license or other Contract granting the Company or any of its Subsidiaries rights in and to the Company Leased Real Property; or

(xii)                           any Contract that prohibits (i) the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (ii) the pledging of the capital stock of the Company or any Subsidiary of the Company, or (iii) the issuance of guarantees by the Company or any Subsidiary of the Company.

(b)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts set

forth or required to be set forth in Section 3.16(a) of the Company Disclosure Schedule or filed or required to be filed as exhibits to the Company SEC Documents (the “Company Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and (iii) since January 1, 2016, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Company Material Contract. A copy of each Company Material Contracts has either been made available to Parent or has, prior to the date of this Agreement, been filed as an exhibit to the Company SEC Documents.

3.17                        Intellectual Property.

(a)                                 Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”).  With respect to each item of Company Registered Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) either the Company or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (ii) no Proceeding is pending or, to Knowledge of the Company, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item.  Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own or have a license or right to use the Intellectual Property used in connection with the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any of its Subsidiaries in any Intellectual Property.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the conduct of the business of the Company nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand, or notice since January 1, 2015 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person).  To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property.  Neither the Company nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since January 1, 2015 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.

(d)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Company Owned Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there has been no unauthorized use or disclosure of any Company Material Intellectual Property, nor any material violations, breaches, or outages of the Company’s or its Subsidiaries’ Software Programs or systems.  All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of inventions, improvements, designs, or original works of authorship for such entities have entered into valid and binding proprietary rights agreements with the Company or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in the Company or one of its Subsidiaries.

3.18                        Broker’s Fees.  Except for the financial advisors’ fees set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.19                        Opinion of Financial Advisor.  Goldman, Sachs & Co. and Barclays Capital Inc., the Company’s financial advisors, have each delivered to the Company Board their respective opinion to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the $40.50 per Share to be paid to the holders of Shares pursuant to this Agreement is fair from a financial point of view to such holders.

3.20                        Government Contracts.  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Government Contract, during the three years prior to the date hereof, (or with respect to any of the Company’s Subsidiaries acquired by the Company or a Subsidiary of the Company during the past three years, since the date of such acquisition), (i) neither the Company nor any of its Subsidiaries nor any of their respective current directors, current officers, or, to the

Knowledge of the Company, current employees is suspended or debarred, or proposed for debarment or suspension from government contracting; (ii) no Governmental Entity nor prime contractor, or subcontractor has notified the Company or any of its Subsidiaries, as applicable, in writing of any breach or violation of any applicable Law that remains unresolved and pertains to any Government Contract; (iii) neither the Company nor any of its Subsidiaries has received any written notice of termination for default, cure notice, or show cause notice that remains unresolved and pertains to any Government Contract; (iv) neither the Company nor any of its Subsidiaries has received any written notice of any audits or investigations by any Governmental Entity that remains unresolved and pertains to a Government Contract (other than in the ordinary course of business, including such routine audits by the Defense Contract Audit Agency and the United States Office of Federal Contract Compliance Programs); and (v) neither the Company nor any of its Subsidiaries has made any voluntary or mandatory disclosure to any Governmental Entity with respect to any irregularity, misstatement, significant overpayment, or violation of law arising under or relating to any Government Contract.

3.21                        Related Person Transactions.  Except for compensation or other employment arrangements with Company employees in the ordinary course of business consistent with past practice, there are no, and since May 20, 2015, there have been no, Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any affiliate (including any director, officer or employee) thereof or any holder of 5% or more of the Shares or other Equity Interests of the Company, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.22                        No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.  Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 4 to which the information in such schedule relates; provided, that, disclosure in the Parent Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other sections), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1                               Corporate Organization.  Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties, rights and assets and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2                               Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party.  The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party.  Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

4.3                               No Conflicts.

(a)                                 The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement and the consummation of the Merger by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of

Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 Assuming the accuracy of the representations and warranties of the Company in Section 3.4, the execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the NYSE, (ii) under any applicable requirements of any Competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL (together with any applicable franchise tax reports) and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4                               Litigation.  There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.

4.5                               Financing.  Parent has delivered to the Company a true and complete copy of the fully executed Debt Commitment Letter and Equity Commitment Letter (collectively, the “Commitment Letters” and each a “Commitment Letter”).  Neither of the Commitment Letters has been amended or modified in any manner prior to or as of the date of this Agreement, nor is any such amendment or modification contemplated except as permitted by Section 5.10(a)(i).  Neither Parent nor any of its affiliates has entered into any agreement, side letter or other understanding or arrangement relating to the Debt Financing, other than as set forth in the Debt Commitment Letter.  The proceeds of the Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto), if funded, together with cash on hand at the Company, will be sufficient to consummate the transactions contemplated hereby, including the payment of the Closing Payments on the Closing Date.  As of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect.  The Commitment Letters are in full force and effect and represent a valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions set forth in the Commitment Letters as of the date hereof and except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement thereof may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).  Parent has fully paid (or caused to be fully paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing and will pay (or cause to be paid) in full any such amounts due and payable on or before the Effective Time.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default on the part of Parent or, to the Knowledge of Parent, any other party thereto under any of the Commitment Letters.  Neither Parent nor Merger Sub has any reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letters or will not or will not be able to perform its obligations thereunder.  The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the conditions set forth in Section 6 of the Debt Commitment Letter as of the date hereof. Assuming satisfaction of the conditions set forth in Sections 6.1 and 6.3, Parent has no reason to believe that (i) any of the conditions to the Commitment Letters will not be satisfied or (ii) the Financing will not be made available to Parent on the Closing Date.  Each of Parent and Merger Sub understands and acknowledges that under the terms of this Agreement, Parent’s and Merger Sub’s obligation to consummate the Merger is not in any way contingent upon or otherwise subject to Parent’s or Merger Sub’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub.

4.6                               Termination Equity Commitment Letter.  Concurrently with the execution of this Agreement, the Equity Investors have delivered to the Company the Termination Equity Commitment Letter dated as of the date hereof.  The Termination Equity Commitment Letter is in full force and effect and is a valid and binding obligation of the Equity Investors, enforceable against the Equity Investors in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).  No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Equity Investors under the Termination Equity Commitment Letter.

4.7                               Proxy Statement; Other Information.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions thereof that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

4.8                               Ownership of Company Capital Stock.  None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares.  Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.9                               Solvency.  Assuming (w) the satisfaction of the conditions set forth in Sections 6.1 and 6.3, (x) the representations and warranties of the Company contained in this Agreement are true and correct in all respects, (y) any estimates, projections or forecasts of the Company and its Subsidiaries that have been made available to Parent have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable and (z) immediately prior to the Effective Time the Company is solvent, after giving effect to the consummation of the Merger and the consummation of the Financing, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its liabilities is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its liabilities as they come due), (ii) have unreasonably small capital with which to engage in its business or fail to satisfy any capital adequacy requirements under Law or (iii) have incurred obligations beyond its ability to pay them as they become due.

4.10                        Ownership of Parent and Merger Sub.  All of the outstanding Equity Interests of Parent and Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent, and all of the issued and outstanding Equity Interests of Parent are, and at the Effective Time will be, owned directly or indirectly by the Equity Investors or their affiliates.  Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, Merger Sub has not prior to the date hereof engaged in any business or other activities.

4.11                        Brokers.  Except for the financial advisors’ fees set forth in Section 4.11 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.12                        No Other Representations and Warranties; Non-Reliance.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.  Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement including the accuracy or completeness thereof other than the representations and warranties contained in Article 3.  Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective affiliates, stockholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective affiliates, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in Article 3 (as qualified by the Company Disclosure Schedule).

ARTICLE 5
COVENANTS

5.1                               Conduct of Business by the Company Pending the Closing.  The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations.  Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a)                                 amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

(b)                                 issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of

any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than any pledge or encumbrance pursuant to the Credit Documents or the issuance of Shares upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms;

(c)                                  sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material property or assets of the Company or any of its Subsidiaries (other than Intellectual Property), except (i) pursuant to the Credit Documents or (ii) the sale, pledge, disposition, transfer lease, license, guarantee or encumbrance of property or assets in the ordinary course of business or consistent with past practice or industry standards;

(d)                                 sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any Company Material Intellectual Property, except in the ordinary course of business or any pledge pursuant to the Credit Documents;

(e)                                  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(f)                                   reclassify, combine, split, subdivide, adjust or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except with respect to any wholly owned Subsidiary of the Company;

(g)                                  merge, combine or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to any wholly owned Subsidiary of the Company;

(h)                                 acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or assets, other than (i) acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice and (ii) any other acquisitions with a purchase price of less than $25 million;

(i)                                     incur, assume or modify the terms of any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except (i) for borrowings under the Credit Documents, and (iii) indebtedness not to exceed $25 million in in the aggregate; provided, however, that any indebtedness incurred in accordance with this Section 5.1(i) shall not reasonably be expected to adversely affect the ability of Parent or Merger Sub to consummate the Debt Financing;

(j)                                    make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of the Company) in excess of $25 million in the aggregate;

(k)                                 terminate, cancel or renew, or agree to any material amendment to or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in a manner adverse to the Company and its Subsidiaries taken as a whole, in each case other than in the ordinary course of business or consistent with past practice or industry standards;

(l)                                     make any capital expenditure in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $25 million;

(m)                             except as required by applicable Law or the existing terms of any Company Benefit Plan, (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice with respect to any non-officer, (ii) materially amend any Company Benefit Plan or establish, adopt, enter into any new such arrangement that if in effect on the date hereof would be a Company Benefit Plan, other than in connection with new hires of non-officer employees in the ordinary course of business consistent with past practice, (iii) except as provided in Section 2.4, take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan or (iv) terminate (other than for cause) the employment of any officer;

(n)                                 make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(o)                                 waive, compromise, settle or agree to settle any pending or threatened Proceeding or agree to any remedies with respect to any pending or threatened Proceeding other than waivers, compromises, settlements or agreements that involve only the payment of monetary damages not in excess of $10 million in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(p)                                 make, change or revoke any material Tax election, change any of its material methods of reporting income or deductions for Tax purposes, or change any accounting period or accounting method with respect to material Taxes, file any material amended Tax Return, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment settle or compromise any material Tax liability or settle any material Tax claim, audit or dispute;

(q)                                 enter into any new line of business outside of the Company’s and its Subsidiaries’ existing business on the date of this Agreement;

(r)                                    recognize any union or other labor organization as the representative of any of the employees of the Company or any of its Subsidiaries, or enter into any new or amended collective bargaining agreement with any labor organization except as required by applicable Law;

(s)                                   (i) enter into or amend in any manner any Contract with any former or present director or officer of the Company or any of its Subsidiaries or with any affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act or (ii) make any payment to any affiliate of the Company or any other Person covered under Item 404 of Regulation S-K under the Securities Act (other than any payments pursuant to Contracts made available to Parent); or

(t)                                    authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2                               Access to Information; Confidentiality.

(a)                                 From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause each of its Subsidiaries to:  (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the officers, employees, properties, assets, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof and (ii) use commercially reasonable efforts to (A) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours, upon prior notice to the Company, to the Representatives of the Company and each of its Subsidiaries, and (B) furnish during normal business hours upon prior notice such information concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company believes that doing so would: (1) result in the loss of attorney-client privilege (but the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (2) result in the disclosure of any trade secrets of third parties or otherwise breach, contravene or violate any effective Contract existing on the date hereof to which the Company or any of its Subsidiaries is a party, or (3) breach, contravene or violate any applicable Law.  The standstill provisions of paragraph 12 of the Confidentiality Agreement are hereby waived by the Company only to the extent necessary to consummate the Merger upon the terms and subject to the conditions of this Agreement and with respect to any other action of Parent and Merger Sub contemplated by this Agreement including, without limitation, those taken under Section 5.3(g).

(b)                                 The Confidentiality Agreement, dated June 9, 2016, by and between the Company and EQT Partners Inc. (the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their Representatives.  Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with the employees (other than members of the Company’s senior leadership team), customers, suppliers, distributors of the Company and its Subsidiaries, or, except as required pursuant to Section 5.5, any Governmental Entity, regarding the business of the Company, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3                               No Solicitation.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the day that is 40 calendar days following the date of this Agreement (the “Solicitation Period End Date”), the Company, its Subsidiaries, directors, officers, employees and other Representatives shall have the right to, directly or indirectly, (i) solicit, initiate, facilitate and encourage any Acquisition Proposals or the making thereof, or any inquiry, expression of interest, proposal, offer or request for information, with respect to, or that could reasonably be expected to result in an Acquisition Proposal, including by way of furnishing non-public information to any Third Party pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that any non-public information concerning the Company or its Subsidiaries provided to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub substantially concurrent with the time it is provided to a Third Party; and (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information, with respect to, or that could reasonably be expected to result in an Acquisition Proposal, or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal.

(b)                                 Except as expressly permitted by this Section 5.3, from and after the Solicitation Period End Date, except with respect to any Exempted Person, the Company shall, shall cause its Subsidiaries to and shall use its reasonable best efforts to cause its and their Representatives to, (x) immediately cease and cause to be terminated any discussion or negotiation with any Third Party that may be ongoing with respect to any Acquisition Proposal, (y) promptly (and in no event later than two (2) Business Days) deliver written notice to each such Third Party that the Company is ending all such solicitations, discussions, communications and negotiations with such Third Party pursuant to this Agreement, which such written notice shall also request any such Third Party to promptly return or destroy all confidential information concerning the Company and its Subsidiaries and (z) immediately terminate any electronic data room access (or other diligence access) of any such Third Party.  Except as expressly permitted by this Section 5.3, from and after the Solicitation Period End Date until the receipt of the Company Stockholder Approval, or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly, (A) initiate, solicit or knowingly facilitate or knowingly encourage an Acquisition Proposal or the making of an inquiry that could reasonably be expected to lead to an Acquisition Proposal, (B) enter into, continue or otherwise participate or engage in, knowingly facilitate or knowingly encourage, any discussions or negotiations regarding, or that could reasonably be expected to lead to, an Acquisition Proposal, except that, the Company may (1) contact a Person making an Acquisition Proposal to clarify the terms and conditions thereof and (2) inform Persons of the provisions contained in this Section 5.3, (C) provide access to its properties, books and records or any non-public information to, any Third Party (other than Parent, Merger Sub or any of their Representatives) with respect to an Acquisition Proposal, (D) execute or enter into, any merger agreement, acquisition agreement, transaction agreement, letter of intent or other similar agreement for any Acquisition Proposal, (E) knowingly take any action to make the provision of any “control share acquisition,” “fair price,” “business combination” or other similar anti-takeover Law inapplicable to any transactions contemplated by an Acquisition Proposal or (F) authorize any of, or commit or agree to do any of, the foregoing.  Except as expressly permitted by this Section 5.3, from and after the Solicitation Period End Date until the receipt of the Company Stockholder Approval, or, if earlier, the termination of this Agreement in accordance with Article 7, neither the Company Board nor any committee thereof shall (i) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (ii) withdraw, change or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) approve or cause the Company to enter into any merger agreement, acquisition agreement, transaction agreement, letter of intent or other similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or (iv) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i), (ii) or (iv) of this sentence (to the extent related to the foregoing clauses (i) or (ii) of this sentence), a “Change of Board Recommendation”).  No later than two (2) Business Days following the Solicitation Period End Date, the Company shall notify Parent in writing of the identity of each Exempted Person, together with (x) an unredacted copy of the most recent Acquisition Proposal made by such Exempted Person, if in writing, incorporating any material modifications thereto or (y) a written summary of the material terms of such Acquisition Proposal, if oral, incorporating any material modifications thereto.

(c)                                  Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time following the Solicitation Period End Date and prior to the receipt of the Company Stockholder Approval (i) the Company has received a bona fide written Acquisition Proposal from a Third Party, (ii) the Company has not breached this Section 5.3 in any material respect with respect to such Acquisition Proposal, (iii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (iv) the Company Board (or a duly authorized committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to undertake the actions in clauses (A) and (B) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal, its Representatives and potential sources of financing pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that any non-public information concerning the Company or its Subsidiaries provided to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided to Parent or Merger Sub substantially concurrent with the time it is provided to a Third Party.

(d)                                 From and after the Solicitation Period End Date, the Company shall promptly (and in any event within 24 hours) notify Parent in writing in the event that the Company receives any Acquisition Proposal or an inquiry that could reasonably be expected to lead to an Acquisition Proposal.  The Company shall notify Parent promptly (and in any event within 24 hours) of the identity of such Person and provide to Parent a copy of such Acquisition Proposal or inquiry, including draft agreements or term sheets, financing commitments and other related documents submitted in connection therewith or, where no such copy is available, a reasonable written summary of the material terms, in each case, with any material modifications thereto.  In addition, from and after the Solicitation Period End Date, the Company shall (i) keep Parent reasonably informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal or inquiry that could reasonably be expected to lead to an Acquisition Proposal and (ii) provide Parent promptly after the receipt or delivery of all correspondence and other written material sent or provided to the Company, its Subsidiaries or its Representatives from any Person that describes any changes to the terms or conditions of any Acquisition Proposal or inquiry that could reasonably be expected to lead to an Acquisition Proposal.  The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any Contract with any Person that prohibits the Company from providing such information or any other information contemplated by this Section 5.3 to Parent or otherwise limits or impairs the Company’s, its affiliates’ or its Representatives’ ability to comply with their respective obligations in this Section 5.3.

(e)                                  Notwithstanding anything to the contrary contained in Section 5.3(b), if the Company has received a bona fide written Acquisition Proposal which did not result from a material breach of this Section 5.3 and that the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law, the Company Board may at any time prior to the receipt of the Company Stockholder Approval, subject to complying with Section 5.3(g), (i) effect a Change of Board Recommendation with respect to such Superior Proposal or fail to include the Company Board Recommendation in the Proxy Statement and/or (ii) terminate this Agreement pursuant to Section 7.1(f) to concurrently enter into a definitive agreement with respect to such Superior Proposal, in either case subject to the requirements of this Section 5.3; provided, however, that as a condition precedent to terminating this Agreement pursuant to Section 7.1(f), the Company pays to Parent the Company Termination Fee in accordance with Section 7.3.

(f)                                   Notwithstanding anything to the contrary contained in Section 5.3(b), the Company Board (or any duly authorized committee thereof) may at any time prior to the receipt of the Company Stockholder Approval, subject to materially complying with Section 5.3(g), effect a Change of Board Recommendation if the Company Board (or any duly authorized committee thereof) has determined in good faith, (i) after consultation with its outside counsel and financial advisors, that an Intervening Event has occurred and is continuing and (ii) after consultation with its outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(g)                                  Notwithstanding anything to the contrary contained herein, the Company Board (or any duly authorized committee thereof) shall not be entitled to exercise its right to make a Change of Board Recommendation and the Company will not be entitled to terminate this Agreement in accordance with Section 7.1(f) unless (i) the Company has complied in all material respects with this Section 5.3, (ii) the Company promptly notifies Parent, in writing, at least four (4) Business Days before the Company Board (or any duly authorized committee thereof) or the Company takes such action, of its intention to take such action (which notification shall specify, to the extent an Intervening Event is the basis for the Change of Board Recommendation, the details of such event, and to the extent a Superior Proposal is the basis for the Change of Board Recommendation, the identity of the person making an Acquisition Proposal that was determined to constitute a Superior Proposal and the material terms thereof, together with copies of any written offer or proposal, proposed definitive agreement, proposed or committed financing documentation and any other material related documents in respect of such Acquisition Proposal), (iii) during such four (4) Business Day period, if requested by Parent, the Company and its Representatives shall be available to meet and engage in good faith negotiations with Parent and its Representatives to amend the terms and conditions of this Agreement in such a manner so that, with respect to an Acquisition Proposal, such Acquisition Proposal would cease to constitute a Superior Proposal or, with respect to an Intervening Event, would permit the Company Board (or any duly authorized committee thereof) to not take such actions, and (iv) following the end of such four (4) Business Day period, the Company Board (or any duly authorized committee thereof) shall have determined in good faith, after consultation with its outside counsel, and taking into account any changes to the terms of this Agreement agreed to in writing by Parent following any notice provided pursuant to this Section 5.3(g) or otherwise, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law and, in the case of a Change of Board Recommendation in response to an Acquisition Proposal or termination under Section 7.1(f), after consultation with its financial advisors, that the Acquisition Proposal giving rise to such notice continues to constitute a Superior Proposal; provided, however, that (x) any amendment to the financial terms or other material terms or conditions (including the provision of financing) of the Acquisition Proposal which was determined to constitute a Superior Proposal or (y) any material change in respect of such Intervening Event, in each case, shall require a new written notification from the Company and an additional two (2) Business Day period that (other than as to the four (4) Business Day time periods set forth herein) satisfies this Section 5.3(g).

(h)                                 Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board (or any duly authorized committee thereof) from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that except as set forth in the following sentence, if such disclosure does not reaffirm the Company Board Recommendation, such disclosure shall be deemed to be a Change of Board Recommendation or (ii) the accurate disclosure of factual information regarding the business, financial condition or results of operations of the Company, which such disclosure shall comply with this Section 5.3.  The issuance by the Company or the Company Board (or any duly authorized committee thereof) of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

(i)                                     For purposes of this Agreement:

(i)                                     “Acquisition Proposal” means any offer or proposal from a Third Party concerning (A) any merger, consolidation, business combination, recapitalization,

reorganization, liquidation, dissolution, extraordinary dividend or distribution, repurchase or redemption of Shares, share exchange or other business combination transaction involving the Company, (B) a direct or indirect acquisition, purchase, sale, lease or other disposition, in one transaction or a series of related transaction, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries or businesses representing 15% or more of the consolidated assets, net income or consolidated revenues of the Company and its Subsidiaries, taken as a whole, or more than 15% of any class of Equity Interests of the Company, (C) an issuance (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing 15% or more of the voting power of the Company, or (D) any combination of the foregoing (in each case, other the Merger).

(ii)                                  “Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, taking into account such factors (including but not limited to all financial, legal, timing, regulatory and other aspects of such proposal or offer (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms) and the person making such proposal) as the Company Board (or any duly authorized committee thereof) considers in good faith to be appropriate, is more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement (after giving effect to any changes to the terms of this Agreement agreed to in writing by Parent prior to the time of such determination).

(iii)                               “Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (including any acceleration or deceleration of existing changes or developments) that is material to the Company and its Subsidiaries that (A) was not known (or, if known, the consequences of which were not reasonably foreseeable) to the Company Board as of or prior to the date of this Agreement, and (B) does not involve or relate to an Acquisition Proposal.

(iv)                              “Exempted Person” means any Person or group of Persons (so long as, in the case of a group of Persons, the members of such group who were members of such group immediately prior to the Solicitation Period End Date constitute more than 50% of the equity financing of such group of Persons at all times following the Solicitation Period End Date), from whom the Company or any of its Representatives has received a bona fide Acquisition Proposal after the execution of this Agreement and prior to the Solicitation Period End Date that, on or before the Solicitation Period End Date, the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or could reasonably be expected to lead to a Superior Proposal, and which Acquisition Proposal has not been withdrawn and has not expired or been terminated as of the Solicitation Period End Date.

5.4                               SEC Filings; Other Actions.

(a)                                 As promptly as reasonably practicable after the execution of this Agreement, but no later than within 20 Business Days, the Company shall prepare and file the Proxy Statement with the SEC, which shall, subject to Section 5.3, include the Company Board

Recommendation.  Parent and Merger Sub, and their counsel, shall be given a reasonable opportunity to review the Proxy Statement (or any amendment or supplement thereto) before it is filed with the SEC, and the Company shall consider in good faith and include any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel.  The Company shall use all reasonable best efforts to respond to and resolve as promptly as practicable any comments by the SEC staff in respect of the Proxy Statement (or any amendment or supplement thereto) and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Meeting as promptly as practicable after the date of this Agreement, and in no event more than five (5) Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement; provided, however, that the Company shall not be obligated to mail the definitive Proxy Statement to the Company’s stockholders prior to the date that is two (2) Business Days after the Solicitation Period End Date.  The Company shall provide Parent and its counsel with copies of any written comments, and shall provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Proxy Statement (or any amendment or supplement thereto) as promptly as practicable after receipt of such comments, and any written or oral responses thereto.  Parent and its counsel shall be given a reasonable opportunity to review any such responses and the Company shall consider in good faith the reasonable additions, deletions or changes suggested thereto by Parent and its counsel.  Parent and Merger Sub shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their affiliates as promptly as practicable after the date hereof.  If at any time prior to the Company Meeting any information relating to the Company or Parent, or any of their respective affiliates, is discovered by a party hereto, which information should be set forth in an amendment or supplement to the Proxy Statement, so that either the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law.  Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading.  The Company agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.

(b)                                 Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL, the Company Charter, the Company Bylaws and the applicable requirements of the NYSE to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), with the record date and meeting date of the Company Meeting to be selected after reasonable consultation with Parent, and (ii) subject to a Change of Board Recommendation in accordance with Section 5.3, shall include the Company Board Recommendation in the Proxy

Statement and use all reasonable best efforts to solicit from its stockholders proxies to obtain the Company Stockholder Approval.  The Company may postpone or adjourn the Company Meeting from time to time (A) with the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (B) if a quorum has not been established at the time of the originally scheduled Company Meeting, (C) after consultation with Parent, with respect to any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal and financial advisors is necessary under applicable Law, to the extent necessary to (1) allow reasonable additional time for the filing and mailing of such supplemental or amended disclosure, and (2) ensure such supplemental or amended disclosure is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Meeting, (D) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval or (E) if required by Law. Unless this Agreement has been terminated pursuant to Article 7, if the Company Board shall have made a Change of Board Recommendation, the Company shall nonetheless submit this Agreement to the stockholders at the Company Meeting and shall not submit an alternate Acquisition Proposal for adoption by stockholders of the Company.

5.5                               Appropriate Action; Consents; Filings.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which the Company or Parent or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including, without limitation, those in connection with applicable Competition Laws), make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity (including, without limitation, in connection with applicable Competition Laws), (iii)  resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement.  Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.  Subject to applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the Transactions.  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.  Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated hereby.  In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and shall cause their respective affiliates to, make or cause to be made all filings required under applicable Competition Laws with respect to the Transactions as promptly as practicable and, in any event, file all required HSR Act notifications within ten (10) Business Days after the date of this Agreement.

(b)                                 Without limiting this Section 5.5, Parent agrees to use its best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as practicable (and in any event, no later than the Outside Date), including (i) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries or (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent’s or any Parent Subsidiary’s freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent or the Company or any of their respective Subsidiaries in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other Order in any suit or Proceeding, which would otherwise have the effect of preventing or delaying the Closing, as applicable. If such efforts fail to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur, then Parent shall, at the written request of the Company, use its reasonable best efforts to avoid, resist, resolve, or, if necessary, defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable (and in any event, no later than the Outside Date).  Notwithstanding the foregoing or any other provision of this Agreement, none of Parent, the Company or any of their respective Subsidiaries shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries that, in each case, is not conditioned on the consummation of the Transactions.  Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.5 or elsewhere in this Agreement shall require Parent to take or agree to take any action with respect to any of its affiliates or any direct or indirect portfolio companies of investment funds advised or managed by one or more affiliates of Parent (in each case, other than the Company and its Subsidiaries), including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such affiliates (other than the Company and its Subsidiaries) or any direct or indirect portfolio companies of investment funds advised or managed by one or more affiliates of Parent.  Notwithstanding anything to the contrary contained in this Section 5.5, Parent shall have the right to determine and direct the strategy and process by which the parties shall seek required consents, approvals, clearances, waivers, waiting period expirations and terminations and removal of all impediments (including all elements of any proceeding or litigation and communications with any Governmental Entity).

(c)                                  Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.6                               Certain Notices.  From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or the NYSE (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied. Any such notice pursuant to this Section 5.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.

5.7                               Public Announcements.  So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Merger or this Agreement, including any broad-based employee communications, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, (b) any public statement in response to questions from the press, analysts, investors or those attending industry conferences and/or disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), or (c) with respect to any press release or other public statement by the Company permitted by Section 5.3.  The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the

Company and Parent.  The Company shall file a current report on Form 8-K with the SEC attaching its press release and copy of this Agreement as exhibits.

5.8                               Employee Benefit Matters.

(a)                                 From and after the Effective Time and for the period ending on the first anniversary of the Closing Date (the “Covered Period”), Parent shall (i) provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time (each a “Continuing Employee”) who continues employment with Parent or any of the Parent Subsidiaries base compensation, target annual cash bonus opportunity and severance or termination benefits that are not less favorable than the base compensation, target annual cash bonus opportunity and severance or termination benefits provided to such Continuing Employee immediately prior to the Effective Time and (ii) provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide benefits (excluding equity award compensation or any transaction-based payments) to each Continuing Employee that, taken as a whole, have a value that is substantially comparable in the aggregate to the benefits provided to the Continuing Employees immediately prior to the Effective Time.

(b)                                 With respect to benefit plans maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation to the same extent such service was recognized under a comparable Company Benefit Plan as of immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits and the foregoing service credit shall not apply with respect to any defined benefit plan.

(c)                                  The Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time.  The Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(d)                                 Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals.  Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates from terminating the employment of any Continuing Employee at any time and for any reason; (ii) require the Company, Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

5.9                               Indemnification.

(a)                                 From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, and shall advance expenses as incurred to, to the fullest extent permitted under (i) the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement and (ii) any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement, each present and former director and officer of the Company and its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b)                                 Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the current or former directors or officers of the Company or any of its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Benefit Plan as provided in its certificates of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms.  For a period of no less than six years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c)                                  For six years from and after the Effective Time, Parent shall cause the Surviving Corporation to maintain for the benefit of the current and former directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring prior to the Closing Date (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement, which is set forth in Section 5.9(c) of the Company Disclosure Schedule.  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if Parent or the Company (with Parent’s written consent) purchases a prepaid “tail” policy prior to the Effective Time, which policy provides such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions.

(a)                                 In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(b)                                 The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, expense advancement or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement.  The obligations of Parent under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(c)                                  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10                        Financing.

(a)                                 Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain the Financing as promptly as practicable following the date of this Agreement (but taking into account the Marketing Period) and to consummate the Financing on the Closing Date, including using reasonable best efforts with respect to the following:

(i)                                     maintaining in effect the Commitment Letters and not permitting any amendment or modification to be made to, not consenting to any waiver of any provision or remedy under, and not replacing, the Commitment Letters, if such amendment, modification, waiver or replacement: (A) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid in respect of the Debt Financing or original issue discount in respect of the Debt Financing), (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing, (C) prevents or materially delays the Closing, (D) makes the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (E) adversely impacts the ability of Parent to enforce its rights against other parties to the applicable Commitment Letter (provided, that (x) Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof and (y) Parent shall disclose to the Company promptly its intention to amend, modify, waive or replace the Debt Commitment Letter, shall keep the Company reasonably apprised of the status and proposed terms and conditions thereof, and shall promptly furnish to the Company copies of any agreements or other documentation with respect to such amendment, modification, waiver or replacement);

(ii)                                  causing the Equity Financing to be consummated upon satisfaction of the conditions contained in the Equity Commitment Letter;

(iii)                               satisfying (or seeking a waiver of) on a timely basis (taking into account the timing of the Marketing Period) all conditions to the Debt Financing and the Equity Financing that are within its control or subject to its influence;

(iv)                              negotiating, executing and delivering the definitive Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto) or on such other terms acceptable to Parent and the Financing Sources (but such other terms to be subject to the limitations on any amendment, modification, waiver or replacement of a Commitment Letter as set forth in Section 5.10(a)(i)) and providing copies thereof exchanged with the Financing Sources to the Company upon any reasonable request;

(v)                                 enforcing its rights under the Commitment Letters in the event of a Financing Failure Event; and

(vi)                              timely prepare, with the assistance of the Company and the applicable Financing Sources, the marketing materials with respect to the Debt Financing (including with respect to timing, taking into account the expected timing of the Marketing

Period) and commence the syndication and/or marketing activities contemplated by the Debt Commitment Letter.

(b)                                 Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. Parent shall give the Company prompt notice of (i) any material breach or repudiation, or any such written threatened breach or repudiation, by any party to the Commitment Letters of which Parent or its affiliates obtains Knowledge and (ii) receipt of any written notice or other written communication to Parent from any party to the Commitment Letters with respect to any actual or threatened breach, default (or any accusation of breach or default), termination or repudiation by any party to the Commitment Letters; provided, however, that in no event will Parent be under any obligation to disclose any information pursuant to clauses (i) or (ii) that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege.

(c)                                  In the event any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter (including any related “market flex” terms) regardless of the reason therefor, including in connection with a Financing Failure Event (but other than due to the failure of a condition to the consummation of the Debt Financing resulting from a material breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement and as a result of which alternative financing sources are not otherwise then available), Parent shall, as promptly as practicable, (i) notify the Company of such unavailability and, to the Knowledge of Parent, the reasons therefor, and (ii) use its reasonable best efforts to obtain alternative financing (“Alternative Debt Financing”) on terms and conditions no less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) than those set forth in the Debt Commitment Letter (including any related “market flex” terms) in an amount, when added to the portion of the Financing being replaced that is still available, such that the aggregate funds available to Parent at Closing will be sufficient to pay the Closing Payments and otherwise consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event and, when obtained, provide a copy of such Alternative Debt Financing commitment.   In the event that Parent obtains Alternative Debt Financing pursuant to this Section 5.10(c), references to the “Debt Financing,” the “Financing,” the “Debt Commitment Letter” and the “Commitment Letters” (and other like terms in this Agreement) shall be deemed to be modified to refer to such Alternative Debt Financing.

5.11                        Debt Financing Cooperation.

(a)                                 The Company shall use reasonable best efforts to provide, and shall cause its Subsidiaries to use reasonable best efforts to provide (or cause to be provided, including by using reasonable best efforts to cause their respective Representatives to provide) on a timely basis (taking into account the timing of the Marketing Period) such cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as is reasonably requested by Parent; provided, that the Company shall in no event be required to provide (or cause to be provided) such assistance that shall unreasonably interfere with its or its Subsidiaries’ business operations.  Such assistance shall include the following, each of which shall be at Parent’s reasonable written request with reasonable prior notice and at Parent’s sole cost and expense:

(i)                                     participation by the senior management team of the Company in the marketing activities undertaken in connection with the marketing of the Debt Financing, including (A) preparation of bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information), lender presentations and other customary marketing and syndication materials used to arrange financings similar to the Debt Financing, (B) participation in due diligence sessions, (C) a reasonable number of meetings, presentations and other customary syndication activities with the actual and prospective Financing Sources, including direct contact between the senior management team and the other representatives of the Company and its Subsidiaries, on the one hand, and the actual and prospective Financing Sources, on the other hand and (D) execution and delivery of customary authorization letters contemplated by the Debt Commitment Letter; provided, that Parent will use reasonable best efforts to ensure that such letters expressly state that the Company shall not have any liability of any kind or nature in connection with their cooperation with arranging the Debt Financing, except for liability under the applicable definitive Debt Financing Documents executed on the Closing Date;

(ii)                                  participation by senior management of the Company and applicable representatives in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies;

(iii)                               delivery as promptly as reasonably practicable (taking into account the timing of the Marketing Period) to Parent and the applicable Financing Sources of the Financing Information and Financing Deliverables;

(iv)                              participation by senior management of the Company in the negotiation of the Debt Financing Documents, execution and delivery of definitive Debt Financing Documents  and providing information necessary for the completion of any schedules thereto;

(v)                                 reasonably facilitating the taking of collateral contemplated by the Debt Financing and the taking of all corporate actions by the Company and its Subsidiaries with respect to entering into such definitive Debt Financing Documents and otherwise necessary to permit consummation of the Debt Financing; and

(vi)                              delivering (or causing to be delivered) notices of prepayment (which notice may be conditioned upon the consummation of the Closing and other transactions contemplated hereunder (including the Financing)) within the time periods required by the relevant agreements governing the Funded Debt and obtaining the Payoff Letter at least three (3) Business Days prior to Closing;

provided that (w) nothing in this Section 5.11 shall require any such action to the extent it would (1) unreasonably interfere with the business or operations of the Company or its Subsidiaries or require the Company or its Subsidiaries to agree to pay any fees, reimburse any expenses or give any indemnities, in any case prior to the Closing, for which Parent does not promptly reimburse or indemnify it, as the case may be, under this Agreement or (2) require the Company, any Company Related Party or their respective representatives or financing sources to (I) execute, deliver or enter into, or perform any agreement, document or instrument (except for the customary authorization letter referred to in clause (i)(D) above), including any commitment letter, with respect to any Financing prior to the Effective Time that is not contingent upon the consummation of Closing or that would be effective prior to the Effective Time, (II) commit to take any action (including entry into an agreement) that is not contingent upon the consummation of Closing or that would be effective prior to the Effective Time or (III) deliver any legal opinions or reliance letters in connection with the Debt Financing, (x) none of the board or its directors (or other similarly governing body) of the Company or its Subsidiaries shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which any Financing is obtained (except that the board of directors of Subsidiaries may adopt such resolutions derived from and based on (1) the authorizations (including appointment of directors and authorized officers) provided by Parent in its capacity as the direct or indirect controlling equity-holder of the Surviving Corporation and (2) resolutions adopted by the Surviving Corporation, and solely to the extent such Subsidiary resolutions are contingent upon the Closing or become effective after giving effect to the Effective Time), (y) the Company’s obligations under this Section 5.11 shall be subject to the Financing Sources and their affiliates and their respective Representatives (as applicable) being bound by confidentiality agreements in accordance with customary market practice; and (z) none of the Company or any of its Subsidiaries shall be required to provide any information pursuant to this clause (a) to the extent it would result in the waiver of an attorney-client or similar privilege if the Company shall have used its reasonable best efforts to provide such information in a way that would not waive such privilege.

(b)                                 Parent shall use reasonable best efforts to provide the Company sufficient time to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Entity); provided, that the Company shall communicate in writing their comments, if any, to Parent and its counsel within a reasonable period of time under the circumstances and consistent with the time accorded to other participants who were asked to review and comment on such marketing materials.

(c)                                  Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with the arranging or obtaining of the Financing or any information, assistance or activities provided in connection therewith.  Parent shall promptly, upon the request of the Company, reimburse the Company for any and all reasonable and documented out-of-pocket third party costs and expenses incurred by the Company or any of its Subsidiaries in connection with this Section 5.11.

(d)                                 Parent acknowledges and agrees that obtaining the Financing is not a condition to Closing.  Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 6.3(b), as applied to the Company’s obligations under this Section 5.11, shall be deemed to be satisfied unless the Financing has not been obtained as a direct result of the Company’s Willful and Material Breach of its obligations under this Section 5.11.

(e)                                  The Company hereby consents to the reasonable use of the Company’s logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill thereof or associated therewith.

5.12                        Parent Agreements Concerning Merger Sub.  Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

5.13                        Takeover Statutes.  If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) is, becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger, this Agreement, the Voting Agreement or any other Transactions, then the Company and the Company Board shall take all actions reasonably available to ensure that the Merger and the other transactions contemplated by this Agreement and the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Voting Agreement, the Merger and the other Transactions.

5.14                        Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15                        Stockholder Litigation. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation (as defined below), consult with Parent with respect to the defense or settlement of such litigation and consider in good faith Parent’s advice with respect to such Transaction Litigation, and no such settlement shall be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).  The Company shall promptly notify Parent, and Parent shall promptly notify the Company if it becomes aware, of any Proceeding commenced or threatened against the Company, Parent or any of their respective Subsidiaries or affiliates or directors relating to, in connection with or arising from the Merger or any other Transaction (“Transaction Litigation”), and shall keep the other party reasonably and promptly informed with respect to the status thereof.  Notwithstanding anything to the contrary in this Section 5.15, any Proceeding relating to Dissenting Shares shall be governed by Section 2.3.

5.16                        Stock Exchange Delisting.  The Surviving Corporation shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1                               Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a)                                 The Company Stockholder Approval shall have been obtained.

(b)                                 The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any Law enacted or promulgated by any Governmental Entity that prevents the consummation of the Merger.

(c)                                  Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

6.2                               Conditions to Obligations of the Company Under This Agreement.  The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) of the following conditions:

(a)                                 Each representation and warranty of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and the Effective Time as though made at the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect.

(b)                                 Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c)                                  Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

6.3                               Conditions to Obligations of Parent and Merger Sub Under This Agreement.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) of the following conditions:

(a)                                 (i) Each representation and warranty of the Company set forth in Section 3.2(a) shall be true and correct in all respects other than de minimis inaccuracies at and as of the date of this Agreement and as of the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct other than de minimis inaccuracies as of such date or time); provided that any such de minimis inaccuracies would not reasonably be expected to result in additional costs, expenses, liabilities or payments in connection with the Transactions in excess of $1,000,000 in the aggregate, (ii) each representation and warranty of the Company set forth in Section 3.1, Section 3.3, Section 3.6(b) and Section 3.18 shall be true and correct at and as of the date of this Agreement and as of the Effective Time as though made at the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and (iii) each representation and warranty of the Company set forth in Article 3 other than those set forth in clause (i) and clause (ii), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and as of the Effective Time as though made at the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect.

(b)                                 The Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date.

(c)                                  No Company Material Adverse Effect shall have occurred after the date of this Agreement.

(d)                                 The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

(e)                                  The Company shall have delivered to Parent a statement in accordance with Treasury Regulations Sections 1.897-2(h) for purposes of satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3).

6.4                               Frustration of Closing Conditions.  Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Sections 6.1 or 6.3 to be satisfied if the primary cause of such failure was the failure of Parent or Merger Sub to perform any of its obligations under this Agreement.  The Company may not rely on the failure of any conditions set forth in Sections 6.1 or 6.2 to be satisfied if the primary cause of such failure was the failure of the Company to perform any of its obligations under this Agreement.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1                               Termination.  This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned, by action taken or authorized by the board of directors of the terminating party or parties (whether before or, subject to the terms hereof, after obtaining Company Stockholder Approval):

(a)                                 By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b)                                 By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

(c)                                  By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting, prior to the Effective Time, the consummation of the Merger, and such Order or other action shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall be available only if the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve or lift, as applicable, such Order and shall have otherwise complied with its obligations under Section 5.5 before asserting the right to terminate under this Section 7.1(c); provided, further, that this right of termination shall not be available to any party whose failure to comply with its obligations under this Agreement has been the primary cause of such Order or action;

(d)                                 By either the Company or Parent if (i) the Effective Time shall not have occurred on or before February 9, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party hereto whose material breach of any of its obligations under this Agreement has been the primary cause of the failure of the Effective Time to have occurred prior to the Outside Date;

(e)                                  By Parent, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company Board shall have effected a Change of Board Recommendation, whether or not in compliance with Section 5.3 (it being understood and agreed that any written notice to Parent or Merger Sub of the Company’s intention to make a Change of Board Recommendation prior to effecting such Change of Board Recommendation in accordance with Section 5.3(e) or 5.3(f) shall not result in Parent or Merger Sub having any termination rights pursuant to this Section 7.1(e)) or the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (ii) the Company or any of its Subsidiaries shall have entered into a merger agreement, acquisition agreement, transaction agreement, letter of intent or other similar agreement relating to an Acquisition Proposal or the Company Board shall have approved, authorized or recommended the Company or any of its Subsidiaries do any of the foregoing with respect to an Acquisition Proposal, (iii) an Acquisition Proposal has been publicly announced and the Company Board shall have failed to publicly affirm the Company Board Recommendation within ten (10) days of being requested in writing by Parent, or (iv) the Company Board fails to publicly recommend against any announced Acquisition Proposal within ten (10) days of being requested in writing by Parent or (v) the Company or any of its Subsidiaries shall have taken any action that constitutes a Willful and

Material Breach of Section 5.3; provided, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(e) shall expire at 5:00 p.m. (New York City time) on the tenth (10th) Business Day following the date on which the event first permitting such termination occurred;

(f)                                   By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board determines to enter into a definitive agreement with respect to a Superior Proposal, but only if the Company shall have complied in all material respects with Section 5.3 with respect to such Superior Proposal; provided, however, that for the purpose of determining whether the Company shall have complied in all material respects with Section 5.3 in this Section 7.1(f), Section 5.3 shall be read without giving effect to qualifications of materiality set forth in Section 5.3; provided, further, that the Company shall prior to or concurrently with such termination pay the Company Termination Fee to or for the account of Parent (or its designee) pursuant to Section 7.3;

(g)                                  By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in either case, such that any condition to the Merger contained in Sections 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3(a) and 6.3(b) prior to the date this is at least three (3) Business Days prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach by Parent or Merger Sub of its material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects;

(h)                                 By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, in either case, such that any condition to the Merger contained in Sections 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.2(a) or 6.2(b) prior to the date this is at least three (3) Business Days prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach by the Company of its material representations, warranties or covenants contained in this Agreement, and such or breach shall not have been cured in all material respects; or

(i)                                     By the Company if, following the Marketing Period, (i) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied at the time the Closing is required to have occurred pursuant to Section 1.2 (other than those conditions to Closing that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied assuming a Closing would occur), (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iii) the Company has irrevocably confirmed to Parent in writing that if the Financing is funded, that it is prepared to consummate the Closing, and (iv) Parent fails to consummate the Closing within three (3) Business Days following delivery of such written confirmation by the Company to Parent.

7.2                               Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become void and have no further force and effect (other than the first sentence of Section 5.2(b), and Sections 7.2, 7.3, 7.4 and 7.5 and Article 8, each of which shall survive termination of this Agreement), and, subject to the foregoing, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers, directors, Representatives or affiliates, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise); provided, that, subject to Sections 7.3, 7.4 and 7.5 (including the limitations on liability contained therein), nothing herein shall relieve the Company from liabilities or damages incurred or suffered as a result of a Willful and Material Breach of any representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination.  For the avoidance of doubt, the obligations imposed by (i) the Confidentiality Agreement upon the parties thereto and (ii) the Termination Equity Commitment Letter upon Parent and the Equity Investors shall, in each case, survive in accordance with their terms following any termination of this Agreement by either the Company or Parent as provided in Section 7.1.

7.3                               Company Termination Fee.

(a)                                 The parties hereto agree that if this Agreement is terminated by Parent pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall pay to Parent (or its designee) prior to or concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee.  The “Company Termination Fee” means $84,500,000; provided, however, that if the Company terminates this agreement pursuant to Section 7.1(f) prior to the Solicitation Period End Date or otherwise with respect to an Exempted Person, then the Company Termination Fee means $28,000,000.

(b)                                 The parties hereto agree that if (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b) or Section 7.1(d) or by Parent pursuant to Section 7.1(g), (ii) an Acquisition Proposal has been publicly announced or an Acquisition Proposal has otherwise become known to the Company after the date hereof and (A) in the event of a termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(g), prior to such termination or (B) in the event of a termination of this Agreement pursuant to Section 7.1(b), prior to the Company Meeting, and (iii) either the Company consummates such Acquisition Proposal or enters into a definitive agreement with respect to such Acquisition Proposal within twelve (12) months after such termination and the transaction contemplated by such Acquisition Proposal is consummated, then the Company shall pay the Company Termination Fee to Parent (or its designee), no later than two (2) Business Days after the consummation of such Acquisition Proposal.  For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(i)(i), except that the references to “15%” shall be deemed to be references to “50%”.

(c)                                  All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.

(d)                                 Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.  For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(e)                                  In circumstances where the Company Termination Fee is payable in accordance with Section 7.3(a) or Section 7.3(b), Parent’s receipt of the Company Termination Fee (if received) from or on behalf of the Company shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

7.4                               Parent Termination Fee.

(a)                                 The parties agree that (i) if this Agreement is terminated by the Company pursuant to Section 7.1(h) or Section 7.1(i) (or Section 7.1(d) in circumstances in which the Company could terminate this Agreement pursuant to Section 7.1(h) or Section 7.1(i)), then Parent shall pay to the Company, as promptly as reasonably practicable (and, in any event, within five (5) Business Days) following such termination, $124,000,000 (the “Parent Termination Fee”).

(b)                                 All payments under this Section 7.4 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company, or in the absence of such designation, an account established for the sole benefit of the Company.

(c)                                  Each of the parties acknowledges and agrees that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company and the Company Related Parties for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement, which amounts would otherwise be impossible to calculate with precision, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.  For the avoidance of doubt, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d)                                 Notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub fails to effect the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 or otherwise breaches this Agreement or fails to perform its obligations hereunder, then, (i) except for the right of the Company to seek an injunction or specific performance in accordance with Section 8.14, the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise) of the Company Related Parties against Parent, Merger Sub, the Equity Investors, the Financing Sources, each of their respective affiliates or any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling Persons, stockholders, members, managers, directors, officers, employees, agents, affiliates, Representatives or assignees or any former, current or future direct or indirect equity holder, general or limited partner, controlling Person, stockholder, member, manager, director, officer, employee, agent, affiliate, Representative or assignee of any of the foregoing (collectively, the “Parent Related Parties”) for such failure or breach shall be the right of the Company to terminate this Agreement as provided (and solely to the extent provided) in Section 7.1(h) or Section 7.1(i) or Section 7.1(d) and following such termination, receive payment of the Parent Termination Fee pursuant to and solely to the extent required by Section 7.4(a), either directly from Parent or from the Equity Investors pursuant to the Termination Equity Commitment Letter, and (ii) following termination of this Agreement in accordance with Section 7.1(h) or Section 7.1(i) or Section 7.1(d) and payment of the Parent Termination Fee pursuant to and solely to the extent required by Section 7.4(a), except with respect to any obligations of the Parent Related Parties under the Confidentiality Agreement, none of the Parent Related Parties will have any further liability or obligation to any of the Company Related Parties for any losses or damages suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, for any breach or failure to perform hereunder, or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise).

(e)                                  In the event that the Company terminates this Agreement in accordance with Section 7.1(h) or Section 7.1(i) or Section 7.1(d) and, pursuant to and solely to the extent required by Section 7.4(a), and Parent thereafter pays the Parent Termination Fee, then the Company agrees to cause any Proceeding pending in connection with this Agreement or any of the transactions contemplated hereby (including any Proceeding related to the Financing or the Termination Equity Commitment Letter, but except for any Proceeding with respect to the first sentence of Section 5.2(b)) by the Company or any of its affiliates, and to use its reasonable best efforts to cause any such Proceeding by any other Company Related Party against Parent or any other Parent Related Party, to be dismissed with prejudice promptly, and in any event within three (3) Business Days, after payment of the Parent Termination Fee pursuant to and solely to the extent required by Section 7.4(a).  In no event shall the Company or any other Company Related Party seek any monetary damages from, or otherwise bring any Proceeding against, Parent or any other Parent Related Party in connection with this Agreement or any of the transactions contemplated hereby (including any Proceeding related to the Financing or the Termination Equity Commitment Letter), other than a Proceeding (i) to recover payment of the Parent Termination Fee payable pursuant to Section 7.4(a), (ii) for an injunction or specific performance in accordance with Section 8.14, or (iii) with respect to the first sentence of Section 5.2(b).  In no event shall the Company be entitled to seek an injunction or the remedy of specific performance of this Agreement other than in accordance with Section 8.14.

7.5                               Limitation on Recourse.  Other than with respect to (a) the right to specific performance of the Equity Commitment Letter to the extent permitted by and in accordance with Section 8.14 and the Equity Commitment Letter (any such claims under the Equity Commitment Letter, the “ECL Claims”), (b) recourse against the Equity Investors under the Termination Equity Commitment Letter to the extent permitted by and in accordance with the Termination Equity Commitment Letter, (c) the recourse rights of any party pursuant to the Confidentiality Agreement to the extent provided therein and (d) the recourse rights of any party under the Voting Agreement to the extent provided therein, any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth in this Agreement.  Other than the ECL Claims, such recourse against the Equity Investors under the Termination Equity Commitment Letter to the extent permitted by and in accordance with the Termination Equity Commitment Letter, such recourse against a party under the Confidentiality Agreement and such recourse against a party under the Voting Agreement to the extent provided therein, no Company Related Party or Parent Related Party (other than the Company, Parent or Merger Sub, subject, in each case, to this Section 7.5 and Sections 7.3 and 7.4 (including the limitations on liability contained therein)) shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub or of or for any claim, investigation, or Proceeding, in each case under, based on, in respect of, or by reason of, this Agreement or the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person (including a claim to enforce the Debt Commitment Letter) or otherwise.

7.6                               Amendment.

(a)                                 This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders unless the Company Stockholder Approval is obtained again with respect to the effectiveness of such amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(b)                                 Notwithstanding anything to the contrary contained herein, Sections 7.4(d), 7.4(e), 7.5, 8.10, 8.12(d), 8.12(e) and this Section 7.6(b) (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.4(d), 7.4(e), 7.5, 8.10, 8.12(d), 8.12(e) and this Section 7.6(b)) may not be modified, waived or terminated in a manner that is materially adverse to the Financing Sources (taken as a whole) without the prior written consent of the Financing Sources.

7.7                               Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders unless the Company Stockholder Approval is obtained again with respect to the effectiveness of such extension or waiver.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8
GENERAL PROVISIONS

8.1                               Non-Survival of Representations and Warranties.  None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2                               Fees and Expenses.  Subject to Section 5.11(c), all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3                               Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent or Merger Sub, addressed to it at:

Emerald TopCo Inc.

c/o EQT Partners Inc.

1114 Avenue of the Americas, 45th Floor

New York, NY 10036

Fax: (917) 281-0845

Attention:  Eric Liu

    Kasper Knokgaard

Email:            Eric.Liu@eqtpartners.com

Kasper.Knokgaard@eqtpartners.com

with a copy to (for information purposes only):

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Tel: (650) 251-5000

Fax:  (650) 251-5002

Attention:  Robert Langdon

Email: robert.langdon@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Tel:  (212) 455-2000

Fax:  (212) 455-2502

Attention:  Patrick J. Naughton

Email: pnaughton@stblaw.com

If to the Company, addressed to it at:

Press Ganey Holdings, Inc.
401 Edgewater Pl., Ste. 500
Wakefield, MA 01880
Tel:  781-295-5000
Fax:   866-542-1521

Attention:  Devin J. Anderson, General Counsel & Corporate Secretary
Email: devin.anderson@pressganey.com

with a copy to (for information purposes only):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Tel:  (212) 960-1200

Fax:  (212) 751-4864

Attention:  Howard A. Sobel

Jennifer S. Perkins

Email:  howard.sobel@lw.com

   jennifer.perkins@lw.com

8.4                               Certain Definitions.  For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain provisions that would prohibit the making of, or the consummation of the transactions contemplated by, an Acquisition Proposal; provided, further, that any confidentiality agreement entered into by the Company with a third party after May 1, 2016 but prior to the date of this Agreement regarding the consideration by such third party of a possible negotiated transaction with the Company shall be deemed an “Acceptable Confidentiality Agreement.”

“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person; provided, however, that any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any investment fund affiliated with any Person shall not be considered an “affiliate” of such Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“Closing Payments” means the payment in full of (a) the Merger Consideration (other than with respect to Cancelled Shares or Dissenting Shares and the amount to be paid pursuant to the last two sentences of Section 2.2(a)), (b) all Funded Debt pursuant to its terms, (c) all costs, fees and expenses incurred by Parent or Merger Sub in connection with (a) and (b) (including any Debt Financing Fees), (d) all amounts required to be paid by Parent pursuant to Section 2.4(a) and Section 2.4(b) at the Closing and (e) any other amounts required to be paid by Parent in connection with the consummation of the transactions contemplated hereby to which it is a party and to pay all related fees and expenses of Parent and Merger Sub.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means (i) any change, event, effect, condition, occurrence or development (an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Effects occurring after the date hereof arising out of, resulting from or attributable to the following shall not constitute a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered to the extent such Effect disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry:  (a) changes in applicable Laws, GAAP or the interpretation or enforcement thereof, in each case, after the date hereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (d) actions or omissions required of the Company under this Agreement or taken or not taken at the written request of, or with the written consent of, Parent or any of its affiliates, (e) the announcement, pendency or consummation of this Agreement and the Merger, including the identity of, or the effect of any fact or circumstance relating to, Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees (including any impact on the relationship of the Company or any its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners); provided, however, the exceptions in this clause (e) shall not apply with respect to the reference to Company Material Adverse Effect of the representations and warranties contained in Section 3.4 (and in Section 6.3(a) and Section 7.1(g) to the extent related to such portions of such representation), (f) the initiation or pendency of any Transaction Litigation, including any Proceeding arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (g) changes in the trading price or trading volume of Shares or any suspension of trading, provided that the underlying cause of such failure (unless such underlying cause would otherwise be excepted from this definition) be taken into account in determining whether a Company Material Adverse Effect has occurred or (h) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or (ii) any Effect that prevents or materially impairs or delays the consummation of the Merger.

“Company Material Intellectual Property” means the Intellectual Property that is owned or licensed by the Company or any of its Subsidiaries and that is material to the business of the Company and its Subsidiaries.

“Company Owned Intellectual Property” means Company Material Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Continuing Obligations” means contingent obligations that survive the termination of the Credit Documents for which no claim has been asserted or which is not then due and owing.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Credit Agreement” means that certain Credit Agreement, dated as of July 31, 2015, by and among the Company, as borrower, certain subsidiaries of the Company party thereto, as guarantors, Barclays Bank plc, as administrative agent and collateral agent, and the other agents, lenders and parties party thereto, as amended, restated, supplemented, modified and/or amended and restated from time to time.

“Credit Documents” means the Credit Agreement and the “Loan Documents” (as defined in the Credit Agreement).

“Debt Commitment Letter” means the debt commitment letter, dated as of the date of this Agreement, among Merger Sub, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Citigroup Global Markets Inc., Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, together with any related fee letter (with fee amounts, pricing and certain terms of the market flex redacted), in each case, as amended, supplemented or replaced in accordance with this Agreement, pursuant to which the Financing Sources party thereto have agreed to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby, including the Closing Payments.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter (including any related “market flex” terms).

“Debt Financing Documents” means the definitive documentation with respect to the Debt Financing required to be entered into pursuant to the Debt Commitment Letter,

including, without limitation, one or more credit or other agreements, as well as any pledge and security documents and other definitive financing documentation.

“Debt Financing Fees” means (a) all costs, fees and expenses payable in connection with the Debt Financing and (b) all costs, fees, expenses, prepayment penalties, breakage fees and other exit fees payable in connection with the payment of the Funded Debt.

“Environmental Claims” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Commitment Letter” means the equity commitment letter, dated as of the date of this Agreement, between Parent and the investment funds named therein, naming Company as an express third party beneficiary and pursuant to which such investment funds have committed to invest or cause to be invested, directly or indirectly, in the equity capital of Parent the amount set forth therein for the purposes of financing the transactions contemplated hereby, including the Closing Payments.

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letter.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and all other matters related to the transactions contemplated by this Agreement.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Deliverables” means (a) a customary perfection certificate and other customary closing certificates or other documents reasonably requested by Parent and required in connection with the Debt Financing, (b) at least four (4) Business Days prior to the Closing Date, documentation and other information reasonably requested at least nine (9) Business Days prior to the Closing Date by the Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations, (c) a solvency certificate signed by the chief financial officer or person performing similar functions of the Company or its Subsidiaries required to be delivered to the Financing Sources pursuant to paragraph 11 of Exhibit D to the Commitment Letter and (d) such other financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (and, in each case, that is (i) customarily needed for syndicated bank financings and (ii) readily available to the Company and its Subsidiaries), including in connection with the preparation by Parent of customary pro forma financial information and customary marketing materials with respect to the Debt Financing, including those required to be furnished to the Financing Sources pursuant to paragraph 6 of Exhibit D of the Debt Commitment Letter.

“Financing Failure Event” means any of the following: (a) the commitments with respect to all or any portion of the Financing expiring or being terminated; (b) for any reason, all or any portion of the Financing becoming unavailable and such portion is reasonably required to fund the payment of the Closing Payments on the Closing Date; or (c) a material breach or repudiation by any party to the Commitment Letters.

“Financing Information” means the unaudited consolidated balance sheet and statements of operations and cash flows of the Company as at the end of each fiscal quarter (other than the fourth fiscal quarter in any fiscal year) ended subsequent to June 30, 2016 and ended at least 45 days prior to the Closing Date to the extent required to be furnished to the Financing Sources pursuant to paragraph 5 of Exhibit D of the Debt Commitment Letter.

“Financing Parties” means the Financing Sources and their respective affiliates, members, managers, directors, officers, employees, agents, representatives or assignees.

“Financing Sources” means the Persons that are party to, and have committed to provide or arrange all or any part of the Debt Financing pursuant to the Debt Commitment Letter and/or any additional or replacement lender, arranger, bookrunner, syndication agent or other entity acting in a similar capacity for the Debt Financing or any Alternative Debt Financing (but excluding, for the avoidance of doubt, any other Parent Related Party).

“Funded Debt” means all indebtedness of the Company and its Subsidiaries for borrowed money pursuant to the Credit Agreement outstanding as of the Closing, together with all accrued but unpaid interest thereon as of the Closing, and all prepayment penalties, breakage fees and other exit fees paid or payable in the event that such indebtedness is to be repaid as of the Closing.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, between the Company or any of its Subsidiaries, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor or (c) any subcontractor at any tier with respect to any contract of a type described in clauses (a) or (b) above, on the other hand.  A task or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government.

“Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under, or any other substance that could result in liability pursuant to, any applicable Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Healthcare Laws” mean all foreign, federal, state, and local healthcare Laws applicable to the Company or any of its Subsidiaries, whether criminal or civil, that are generally applicable to providers and suppliers of health care items and services including: (i) HIPAA; (ii) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including the Stark Law; (iii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); (iv) the Federal Trade Commission Act, the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)); (v) all criminal laws relating to healthcare fraud and abuse, including 18 U.S.C. §§ 286 and 287, and the healthcare fraud criminal provisions under HIPAA (42 U.S.C. §1320d et seq.); (vi) the False Claims Act (31 U.S.C. §§ 3729—3733); (vii) the Civil Monetary Penalties law (42 U.S.C. § 1320a-7a); (viii) the exclusion laws (42 U.S.C. § 1320a-7); (ix) federal, state and local licensure, permit, registration, and regulatory requirements; (x) the Federal Controlled Substances Act, 21 U.S.C. §§ 801 et seq. and all rules and regulations of the United States Drug Enforcement Administration; (xi) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., including requirements for maintaining effective controls against theft, loss or diversion of Regulated Products, current Good Manufacturing Practices, and similar standards of the United States Food and Drug Administration, including provisions incorporated into the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., such as the Safe Medical Device Act of 1990 (Public Law 101-629) and the Medical Device Amendments of

1992 (Public Law 102-300), and the Prescription Drug Marketing Act of 1987 (Public Law 100-293) and the Prescription Drug Amendments of 1992 (Public Law 102-353), and, in each case, the respective regulations promulgated thereunder, along with any related state laws and regulations including any such rules and regulations of the state boards of pharmacy, state boards of wholesaling, state departments of health and state controlled substance agencies, and state laws governing the licensing of wholesaler-distributors of medical products, third-party logistics providers, compilation, maintenance and transfer of prescription drug pedigrees, or requirements for authorized distributors of record and secondary distributors; (xii) the False Statements Relating to Health Care Matters Act, 18 U.S.C. §1035; (xiii) the Health Care Fraud Act, 18 U.S.C. §1347; (xiv) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (xv) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58, and all rules and regulations of the United States Food and Drug Administration; (xvi) the Patient Protection and Affordable Care Act, Public Law 111-148; (xvii) all comparable foreign, federal, state and local Laws for any of the foregoing; and (xviii) all rules, interpretations, standards, orders, decrees and regulations promulgated pursuant to any of the foregoing by any Governmental Entity, each as amended from time to time.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated thereunder by the U.S. Department of Health and Human Services at 45 C.F.R. Parts 160 and 164 (as each may be amended from time to time).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including all:  (a) patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), and other indicia of origin, and all applications and registrations in connection therewith; (c) all copyrights (whether or not published), and all applications and registrations in connection therewith; (d) intellectual property rights in Software Programs; (e) mask works and industrial designs, and all applications and registrations in connection therewith; and (f) trade secrets and other intellectual property rights in confidential and proprietary information (including intellectual property rights, if any, in inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the officers and directors of Parent and Merger Sub.

“Law” means any applicable federal, national, provincial, state, municipal, foreign, multi-national and local laws (including common law), statutes, ordinances, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lien” means any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option.

“Marketing Period” means the first period of seventeen (17) consecutive Business Days throughout which (i) Parent and its Financing Sources shall have all of the Financing Information (provided that Parent is deemed to have the Financing Information as of the date of this Agreement and any delivery of additional Financing Information in accordance with the definition thereof within the time period specified therein shall not cause such seventeen (17) Business Day period to recommence beginning with the date of delivery of such Financial Information) and (ii) the conditions set forth in Section 6.1 shall be satisfied (other than those conditions to Closing that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied assuming a Closing would occur) and nothing has occurred and no condition shall exist that would cause any of the conditions set forth in Section 6.3 to fail to be satisfied assuming Closing were to be scheduled for any time during such seventeen (17) consecutive Business Day period; provided, however, that if the conditions set forth in clauses (i) and (ii) have been satisfied except for the condition set forth in Section 6.1(a), such seventeen (17) consecutive Business Day period shall begin prior to the Company Meeting but in no event shall such period end prior to the third (3rd) Business Day prior to the Company Meeting; provided, however, that notwithstanding the foregoing (v) the Marketing Period shall not commence prior to September 6, 2016, (w) November 24, 2016 and November 25, 2016 shall not constitute Business Days for purposes of such seventeen (17) consecutive Business Day period (but such exclusion shall not restart such period), (x) if such seventeen (17) consecutive Business Day period has not ended on or prior to December 16, 2016, then such period shall not start until January 3, 2017 and (y) if, after the date of this Agreement and prior to the completion of the Marketing Period, Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents, including Company SEC Documents filed after the date hereof, then the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Deloitte & Touche LLP or another independent accounting firm reasonably acceptable to Parent; provided, further, that if the Company shall in good faith reasonably believe that the Marketing Period has commenced and that it has provided the Financing Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with clause (i) unless Parent in good faith reasonably believes that either the Marketing Period has not commenced or that the Company has not completed the delivery of the Financing Information, and, within three (3) Business Days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating, if applicable, with specificity why the Marketing Period has not commenced or which Financing Information the Company has not been delivered); provided, further, that the Marketing Period shall end (x) upon the occurrence of a Successful Syndication (as defined in the Debt Commitment Letter as in effect on the date hereof) or (y) on any earlier date that is the date on which the Debt Financing is consummated.

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, decision, writ, injunction, decree or arbitration award.

“Parent Material Adverse Effect” means any Effect that prevents or materially impairs or delays the consummation of the Merger.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established to the extent required by GAAP on the financial statements of the Company and its Subsidiaries, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) non-exclusive licenses of Intellectual Property, (d) (i) matters of record, (ii) Liens that would be disclosed by a current, accurate survey or physical inspection of such real property, (iii) applicable building, zoning and land use regulations, and (iv) other imperfections or irregularities in title, charges, restrictions and other encumbrances that, in each case, do not materially impair or interfere with the use, occupancy or operation of the Company Leased Real Property to which they relate, (e) Liens arising under the Credit Documents, (f) Liens described in Section 8.4(b) of the Company Disclosure Schedule and (g) such other Liens which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proceedings” means all actions, suits, claims, complaints, inquiries or proceedings, in each case, by or before any Governmental Entity.

“Proxy Statement” means the proxy statement relating to the adoption and approval of this Agreement by the Company’s stockholders.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, Financing Sources and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software Programs” means computer programs (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar fee, charge, assessment or payment imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, escheat or unclaimed property, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing.

“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates.

“Treasury Regulations” means regulations promulgated under the Code by the IRS.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party,  or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking or failure to take of such act would, or would reasonably be expected to, cause a breach of this Agreement.

8.5                               Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Proposal”	Section 5.3(i)(i)
“Agreement”	Preamble
“Alternative Debt Financing”	Section 5.10(c)
“Book-Entry Shares”	Section 2.2(b)(ii)
“Cancelled Shares”	Section 2.1(b)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)(i)
“Change of Board Recommendation”	Section 5.3(b)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Commitment Letters”	Section 4.5
“Company”	Preamble
“Company Benefit Plan”	Section 3.11(a)
“Company Board”	Recitals
“Company Board Recommendation”	Section 3.3(b)
“Company Bylaws”	Section 3.1
“Company Charter”	Section 3.1
“Company Disclosure Schedule”	Article 3
“Company Equity Plan”	Section 2.4(c)
“Company Leased Real Property”	Section 3.14(a)
“Company Material Contracts”	Section 3.16(b)
“Company Meeting”	Section 5.4(b)

“Company Option”	Section 2.4(a)
“Company Performance Award”	Section 2.4(b)
“Company Preferred Stock”	Section 3.2(a)
“Company Registered Intellectual Property”	Section 3.17(a)
“Company Related Parties”	Section 7.3(e)
“Company Restricted Share”	Section 2.4(b)
“Company SEC Documents”	Section 3.5(a)
“Company SEC Financial Statements”	Section 3.5(c)
“Company Stockholder Approval”	Section 3.3(c)
“Company Termination Fee”	Section 7.3(a)
“Confidentiality Agreement”	Section 5.2(b)
“Continuing Employee”	Section 5.8(a)
“Covered Period”	Section 5.8(a)
“D&O Insurance”	Section 5.9(c)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3
“ECL Claims”	Section 7.5
“Effect”	Section 8.4
“Effective Time”	Section 1.2
“Equity Investors”	Recitals
“Exempted Person”	Section 5.3(i)(iv)
“Indemnitee”	Section 5.9(a)
“Intervening Event”	Section 5.3(i)(iii)
“Legacy Restricted Shares”	Section 3.2(a)
“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“Outside Date”	Section 7.1(d)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 4
“Parent Related Parties”	Section 7.41.1(d)
“Parent Subsidiary”	Section 4.3(a)
“Parent Termination Fee”	Section 7.4(a)
“Paying Agent”	Section 2.2(a)
“Payoff Letter”	Section 2.6
“Permits”	Section 3.10
“Sanctions”	Section 3.9(c)(ii)
“Shares”	Recitals
“Service Provider”	Section 3.11(a)
“Solicitation Period End Date”	Section 5.3(a)
“Superior Proposal”	Section 5.3(i)(ii)
“Surviving Corporation”	Section 1.1(a)
“Termination Equity Commitment Letter”	Recitals
“Transaction Litigation”	Section 5.15
“Transactions”	Section 1.1(a)
“Voting Agreement”	Recitals

8.6                               Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8                               Entire Agreement.  This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule, the Termination Equity Commitment Letter and the other documents delivered pursuant hereto), the Equity Commitment Letter, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

8.9                               Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.10                        No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Sections 5.9 and 5.11(c), is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Financing Sources shall be express third party beneficiaries of and have the right to enforce Sections 7.4(d),7.4(e), 7.5, 7.6(b), 8.10, 8.12(d) and 8.12(e).

8.11                        Mutual Drafting; Interpretation.  Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement.  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.  All references in this

Agreement to “dollars” or “$” are intended to refer to U.S. dollars.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.  As used in this Agreement, the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any Contract or Law defined or referred to herein means any such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  For the purposes of Article III of this Agreement, the term “made available”, with respect to any document or item made available to Parent and its Representatives, shall mean such document or item has been made available to Parent and its Representatives in the electronic data room maintained by the Company on or before 24 hours immediately prior to the date of this Agreement.

8.12                        Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                                 This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)                                 Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court.  Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

(d)                                 Notwithstanding anything herein to the contrary, but subject to Section 8.12(e) below, each party agrees (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be brought exclusively in any New York state or federal court sitting in the Borough of Manhattan and each party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.3 shall be effective service of process against it for any such action brought in any such court, (iii) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court, (iv) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (v) that the Laws of the State of New York shall govern any such Proceeding and (vi) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 8.12(c).

(e)                                  Notwithstanding anything herein to the contrary, the Company (and any of its stockholders, partners, members, affiliates, directors, officers, employees, representatives or agents) hereby waives any rights or claims against any Financing Parties and any of their affiliates and any of such entities’ or their affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, representatives or agents, in connection with this Agreement or the Debt Financing Commitments, whether at law or equity, in contract, in tort or otherwise; provided that the foregoing waiver and release shall not apply to any rights, claims or causes of action that the Company or any of its affiliates or other equityholders may have against any Financing Party (a) in its capacity as agent, lender, swingline lender or issuing bank under the Credit Agreement, or (b) for breach of any nondisclosure agreement that any Financing Party may have entered into with the Company or its affiliates.

8.13                        Counterparts.  This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement

(in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14                        Specific Performance.

(a)                                 The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, subject to the limitations set forth in Section 8.14(b) and in this Section 8.14(a), prior to termination of this Agreement, (i) the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek specific performance of the terms hereof, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law.  The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled.  Notwithstanding the foregoing, in no event shall the Company or any of the other Company Related Parties have the right to seek or obtain money damages or expense reimbursement (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise) from Parent, Merger Sub or any of the other Parent Related Parties other than the right of the Company to seek payment of the Parent Termination Fee solely to the extent payable pursuant to Section 7.4(a) and subject to the limitations set forth in this Agreement and the Termination Equity Commitment Letter.

(b)                                 Notwithstanding the foregoing provisions of Section 8.14(a), it is explicitly agreed that, prior to termination of this Agreement, the Company shall be entitled to seek specific performance of Parent’s obligations to cause the Equity Financing to be funded in accordance with the terms of the Equity Commitment Letter in order to fund the transactions contemplated hereby and to consummate the transactions contemplated by this Agreement, including by demanding Parent to fully enforce the terms of the Equity Commitment Letter against the investment funds party thereto and Parent’s rights thereunder, solely if, following the Marketing Period, (i) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived at the time the Closing is required to have occurred pursuant to Section 1.2 (other than those conditions to Closing that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied assuming a Closing would occur), (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iii) the Debt Financing has been funded or the Financing Sources have confirmed in writing to Parent or the Company that the Debt Financing will be funded at the Closing if the Equity Financing is funded at the Closing, and (iv) the Company has delivered an irrevocable written notice to Parent stating that, if Parent performs its obligations hereunder and the Equity Financing and Debt Financing are funded, then the Closing will occur.  Notwithstanding anything to the contrary contained herein, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance pursuant to this Section 8.14 to consummate the transactions contemplated by this Agreement and payment of the Parent

Termination Fee; provided, that, the parties acknowledge and agree that the provisions set forth in Section 7.4 shall not be construed to diminish or otherwise impair in any respect the Company’s right to seek specific performance prior to the termination of the Agreement in accordance with Section 7.1.  For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the Parent’s right to cause the Equity Financing to be funded or to consummate the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

EMERALD TOPCO, INC.

By:	/s/ Ethan Waxman
	Name:	Ethan Waxman
	Title:	President

Merger Sub:

EMERALD BIDCO, INC.

By:	/s/ Ethan Waxman
	Name:	Ethan Waxman
	Title:	President

[Signature Page to Agreement and Plan of Merger]

The Company:

PRESS GANEY HOLDINGS, INC.

By:	/s/ Devin J. Anderson
	Name:	Devin J. Anderson
	Title:	General Counsel and Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF
VOTING AGREEMENT

FORM OF COMPANY STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (hereinafter referred to as this “Agreement”) is made and entered into as of August 9, 2016 by and between Emerald TopCo, Inc., a Delaware corporation (“Parent”), on the one hand, and the undersigned stockholders (collectively, the “Stockholders” and each individually, a “Stockholder”) of Press Ganey Holdings, Inc., a Delaware corporation (the “Company”), on the other hand.

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Emerald BidCo, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly owned subsidiary of Parent on the terms, and subject to the conditions, set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholders are the beneficial owners (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of the number of Shares (as defined in the Merger Agreement) set forth opposite such Stockholder’s name on Schedule I hereto (such Shares, together with any other Equity Interests (as defined in the Merger Agreement) of the Company, the power to dispose of or the voting power over which is acquired by the Stockholder during the period from and including the date hereof through and including the Expiration Date, collectively, the “Subject Shares”); and

WHEREAS, as a condition to and as an inducement to Parent’s willingness to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement and vote their Subject Shares as described herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1.                            Certain Definitions.  Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)                                 “Constructive Sale” shall mean, with respect to any Subject Shares, a short sale with respect to such Subject Shares, entering into or acquiring an offsetting derivative contract with respect to such Subject Shares, entering into or acquiring a future or forward contract to deliver such Subject Shares, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such Subject Shares.

(b)                                 “Expiration Date” shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VII of the Merger Agreement, (ii) any change to the terms of the Merger Agreement that reduces the amount or value of, or changes the type of, consideration payable to the Stockholders and (iii) the mutual written agreement of each of the parties hereto to terminate this Agreement.

(c)                                  “Transfer” shall mean, with respect to any Subject Shares, the direct or indirect assignment, sale, transfer, tender (into a tender offer, exchange offer or otherwise), pledge, hypothecation, or the grant, creation or suffrage of a Lien upon, or the gift, placement in trust, or the Constructive Sale or other disposition (including by merger or any other conversion into securities or other consideration) of such Subject Shares (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or any change in the record or beneficial ownership of such Subject Shares, and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

SECTION 2.                            Transfer of Shares.

(a)                                 Transfer of Shares.  Each Stockholder hereby agrees that at all times during the period commencing on the date hereof until the Expiration Date, such Stockholder shall not cause or permit, or commit or agree to cause or permit, any Transfer of any of such Stockholder’s Subject Shares; provided, however, this Section (2)(a) shall not prohibit a Transfer of any of such Stockholder’s Subject Shares to any affiliate of such Stockholder, so long as the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement in form and substance reasonably satisfactory to Parent; provided further, that such Stockholder shall remain liable for any failure by such affiliate to so perform under this Agreement.

(b)                                 Transfer of Voting Rights. Except as otherwise permitted by this Agreement, each Stockholder hereby agrees that, at all times commencing on the date hereof until the Expiration Date, each Stockholder shall not deposit, or permit the deposit of, any of such Stockholder’s Subject Shares in a voting trust, grant any proxy or power of attorney in respect of such Stockholder’s Subject Shares, enter into any voting agreement or similar arrangement, commitment or understanding with respect to such Stockholder’s Subject Shares or otherwise commit any act that could restrict or affect such Stockholder’s legal power or right to vote, or exercise a written consent with respect to, the Subject Shares.

(c)                                  Any Transfer or other action taken or effected in violation of this Section 2 shall be void ab initio and of no force or effect.

SECTION 3.                            Agreement to Vote Shares.  Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, each Stockholder agrees (solely in its capacity as a stockholder of the Company) that it shall, or shall cause its nominee holder of record on any applicable record date to, vote the Subject Shares that such Stockholder is entitled to vote at any applicable regular or special meeting of the stockholders of the Company or deliver a written consent in respect of such Stockholder’s Subject Shares:

(a)                                 in favor of (i) adoption of the Merger Agreement and approval of the Merger, (ii) each of the actions contemplated by the Merger Agreement in respect of which approval of the Company’s stockholders is requested, and (iii) any proposal or action in respect of which approval of the Company’s stockholders is requested that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement; and

(b)                                 against (i) any proposal or action that would constitute a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholders under this Agreement or that reasonably would be expected to prevent, impede, frustrate, interfere with, materially delay or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) any Acquisition Proposal or any proposal relating to an Acquisition Proposal, (iii) any stock purchase agreement or other agreement relating to a merger, consolidation, combination, sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries (other than the Merger Agreement) and (iv) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company Charter or Bylaws;

provided that the foregoing voting covenants shall apply solely to actions taken by each Stockholder in its capacity as a stockholder of the Company, and solely with respect to such matters to the extent the approval of the Company’s stockholders is required or requested of the Company’s stockholders, and no Stockholder shall have any obligations or restrictions with respect to such matters in any other capacity or in any other context; provided further, that except as expressly set forth in Section 3(a) and Section 3(b), each Stockholder shall not be restricted from voting (or abstaining from voting) or acting by written consent with respect to any other matter presented to the stockholders of the Company.

Prior to the Expiration Date, each Stockholder covenants it shall not enter into any understanding or agreement with any Person to vote or give instructions with respect to such Stockholder’s Subject Shares, shall not grant a proxy, consent or power of attorney with respect to such Stockholder’s Subject Shares and shall not take any action that would make any representation or warranty of such Stockholder contained in this Agreement untrue or incorrect or preventing or disabling such Stockholder from performing any of its obligations under this Agreement, in each case, in any manner inconsistent with Section 3(a) or Section 3(b).

Until the Expiration Date, in the event that any meeting of the stockholders of the Company is held with respect to any of the matters specified in Section 3(a) above (and at every adjournment or postponement thereof), each Stockholder covenants that it shall, or shall cause the holder of record of such Stockholder’s Subject Shares on each record date relevant to such a stockholder vote with respect to such specified matters to, appear at such meeting or otherwise cause such Stockholder’s Subject Shares that are eligible to be voted at such stockholder meeting to be counted as present thereat for purposes of establishing a quorum.

Each Stockholder agrees that the obligations of such Stockholder specified in this Section 3 shall not be affected by  any Change of Board Recommendation; provided, however, in the event of a Change of Board Recommendation with respect to an Intervening Event made in compliance with the Merger Agreement, solely in connection with a vote that is subject to Section 3(a), the obligation of each Stockholder to vote its Subject Shares in the manner set forth in Section 3(a) shall be modified such that such Stockholder shall vote (or cause to be voted), in person or by proxy, all of such Stockholder’s Subject Shares in a manner that is proportionate to the manner in which all Shares (other than the Shares voted by such Stockholder) which are voted in respect of such matter, are voted.

SECTION 4.                            No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of, or with respect to, any Subject Shares.  All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and this Agreement shall not confer any right, power or authority upon Parent or any other Person (a) to direct the Stockholders in the voting of any of the Subject Shares, except as otherwise specifically provided herein, or (b) in the performance of any of the Stockholders’ duties or responsibilities as officers or directors, as applicable, of the Company.

SECTION 5.                            No Solicitation of Acquisition Proposals. Each Stockholder hereby represents and warrants that such Stockholder has read Section 5.3 of the Merger Agreement. In addition, each Stockholder, solely in such Stockholder’s capacity as a stockholder of the Company, agrees that neither it nor any of its affiliates (excluding the Company and its Subsidiaries) nor any of its and their respective directors, officers or employees shall, and each Stockholder shall direct and use its reasonable best efforts to cause its and its affiliates’(excluding the Company and its Subsidiaries) Representatives not to, directly or indirectly, take any action that would violate Section 5.3 of the Merger Agreement if such Stockholder were deemed a “Representative” of the Company for purposes of such Section 5.3 of the Merger Agreement; provided that to the extent that the Company is permitted to take any action and/ or not prohibited from taking any action pursuant to Section 5.3, such Stockholder also shall be so permitted and/or not prohibited;  provided, further, the foregoing shall not serve to limit or restrict any actions taken by such Stockholder in any capacity other than as stockholder of the Company.  Each Stockholder shall notify Parent promptly (and in any event within 24 hours) in the event that such Stockholder receives any Acquisition Proposal or an inquiry that could reasonably be expected to lead to any Acquisition Proposal; provided, however, no Stockholder shall be required to provide such notice unless and to the extent that the Company would be required to provide notice to Parent pursuant to Section 5.3 of the Merger Agreement if such Acquisition Proposal or inquiry had been received by the Company at such time.

SECTION 6.                            No Solicitation of Employees. From the date of this Agreement until the two (2) year anniversary of the date of the Closing, each Stockholder and its affiliated investment funds shall not, and shall not knowingly cause any of the companies that are controlled by or invested in by such Stockholder or any of its affiliated investment funds, directly or indirectly, solicit (other than through general advertisements or executive searches not specifically directed at the Company or any of its Subsidiaries or any of their respective employees) or hire, or attempt to solicit (other than through general advertisements or executive searches not specifically directed at the Company or any of its Subsidiaries or any of their respective employees) or hire, any individual listed on Schedule II to this Agreement, unless at the time of such solicitation or hiring, such Person had ceased to be an employee of the Company or any of its Subsidiaries (or any of their respective successors) for at least six (6) months prior to the time of such solicitation or hiring.

SECTION 7.                            No Appraisal.  Each Stockholder (i) knowingly, voluntarily, intentionally, unconditionally and irrevocably waives and agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any of the Subject Shares or rights to dissent from the Merger that such Stockholder may have (collectively, “Appraisal Rights”) or to receive notice of any right to seek Appraisal Rights in connection with the Merger; (ii) agrees not to commence, participate in or voluntarily aid in any way any claim or proceeding to seek (or file any petition related to) Appraisal Rights in connection with the Merger; and (iii) agrees not to commence, participate in or voluntarily aid in any way, and will take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Representatives or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby; provided, that the foregoing covenants shall not be deemed a consent to or waiver of any rights of the Stockholder for any breach of this Agreement, the Merger Agreement, the Equity Commitment Letter and the Termination Equity Commitment Letter by Parent or its affiliates.

SECTION 8.                            Confidentiality.

(a)                                 From the date of this Agreement until the five (5) year anniversary of the date of Agreement, each Stockholder agrees, and agrees to cause its affiliated investment funds to and to instruct its and their Representatives to, keep confidential all nonpublic information in their possession regarding the Company and its Subsidiaries (the “Confidential Information”); provided, however, that such Stockholders, their affiliated investment funds and their respective Representatives shall not be required to maintain as confidential any Confidential Information that (a) becomes generally available to the public other than as a result of disclosure (x) by such Person or any of their respective affiliates or Representatives or (y) to the knowledge of such

Person and its Representatives, by any other Person in violation of an obligation or duty of confidentiality to the Company or (b) such Person is required pursuant to the terms of a valid order issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction or any applicable Law to disclose to such Governmental Entity (provided, that with respect to this clause (b), such Person shall (i) to the extent legally permissible, prior to the disclosing of any Confidential Information, provide Parent with prompt notice of such order and provide commercially reasonable assistance and cooperation with all efforts of Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in obtaining a protective order or other remedy (at Parent’s sole cost and expense) and (ii) disclose such Confidential Information only to the extent required by such order or Law and request confidential treatment thereof).

(b)                                 Promptly following the Closing (and in any event within ten (10) days) each Stockholder shall (and shall instruct its and its affiliated investment funds’ Representatives to) either (at its option) return to Parent or destroy (and confirm in writing to Parent by an authorized officer supervising such destruction) all copies or other reproductions of Confidential Information, in its possession or the possession of any of its affiliated investment funds and shall not retain any copies or other reproductions, in whole or in part, of such materials.  Notwithstanding the foregoing, the Stockholders, their affiliated investment funds and their respective Representatives may retain copies of Confidential Information in accordance with internal policies and procedures to comply with applicable Law or professional standards or a bona fide document retention program and will only be required to destroy electronic versions to the extent reasonably practical.  All Confidential Information that is not returned or destroyed, shall remain subject to the confidentiality and use provisions of this Section 8 notwithstanding any provision hereof to the contrary.

SECTION 9.                            Representations, Warranties and Other Agreements of Stockholders. Each Stockholder hereby represents and warrants to Parent as of the date hereof and, as applicable, covenants, that:

(a)                                 (i) such Stockholder is the beneficial owner of, and has good, valid and marketable title to, the Subject Shares set forth opposite its name on Schedule I, (ii) such Stockholder or its affiliates has sole voting power, and sole power of disposition, in each case either individually or through such Stockholder’s representatives, with respect to all of its Subject Shares, (iii) the Subject Shares owned by such Stockholder are all of the equity securities of the Company owned, either of record or beneficially, by such Stockholder as of the date hereof, (iv) the Subject Shares owned by such Stockholder are free and clear of all Liens, other than Permitted Liens, any Liens created by this Agreement, the underlying agreements pursuant to which such shares were issued or as imposed by applicable securities Laws and (v) such Stockholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Shares.

(b)                                 such Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement applicable to such Stockholder;

(c)                                  such Stockholder shall not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, which alleges that (i) the execution and delivery of this Agreement by the Stockholder and the granting of any proxies to be delivered in connection with the execution of the Merger Agreement, or (ii) the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof or such Stockholder or any other Stockholder;

(d)                                 the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under any applicable Law, any of such Stockholder’s certificate of incorporation, bylaws or equivalent governing documents or any contract to which such Stockholder is a party or which is binding on such Stockholder or such Stockholder’s Subject Shares, and will not result in the creation of any Lien on any of such Stockholder’s Subject Shares;

(e)                                  this Agreement has been duly executed by such Stockholder and constitutes the valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity;

(f)                                   the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by such Stockholder, (i) except for any applicable requirements, if any, of the Exchange Act, and (ii) except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement in any material respect;

(g)                                  such Stockholder agrees that, in the event of any stock split, stock dividend or distribution, or any change in the Subject Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the term “Subject Shares”  shall be deemed to refer to and include such Subject Shares as well as all shares distributed in such stock dividends and distributions and any securities into which or for which any or all of such Subject Shares may be changed or exchanged or which are received in such transaction, and such Stockholder agrees, while this Agreement is in effect, to promptly (and in any event within twenty-four hours) notify Parent of the number of any new

Subject Shares, if any, acquired by such Stockholder or any of its affiliates after the date hereof; and

(h)                                 such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.

SECTION 10.                     Consent.  Each Stockholder on behalf of itself only consents to and authorizes the Company, Parent and their respective affiliates to (and Parent authorizes the Stockholder to) (a) publish and disclose in the Proxy Statement, any current report of the Company on Form 8-K and any other documents required to be filed with the SEC or any regulatory authority in connection with the Merger Agreement, such Stockholder’s identity and ownership of Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and (b) file this Agreement as an exhibit to the extent required to be filed with the SEC or any regulatory authority relating to the Merger.

SECTION 11.                     Stockholder Capacity.  To the extent that any Stockholder or any of its affiliates or Representatives is an officer or director of the Company or any of the Company’s Subsidiaries, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken or not taken by such Person in its capacity as an officer or director of the Company or any of the Company’s Subsidiaries or from fulfilling the duties and obligations of such office (including the performance of obligations required by the fiduciary duties of such Person acting in its capacity as an officer or director of the Company or any of the Company’s Subsidiaries), and none of such actions (or determinations not to take any action) in such other capacities shall be deemed to constitute a breach of this Agreement.

SECTION 12.       Merger Agreement.  Each Stockholder hereby acknowledges and agrees to the last two sentences of Section 2.2(a) of the Merger Agreement, including the treatment of such Stockholder’s Subject Shares.

SECTION 13.                     Termination.  Notwithstanding anything to the contrary provided herein, this Agreement and any undertaking or waiver granted by the Stockholders hereunder automatically shall terminate and be of no further force or effect as of the Expiration Date; provided that (i) Section 16 and, if the Merger is consummated, Section 7, Section 8, Section 12 and Section 14 shall survive any termination or expiration of this Agreement, (ii) any such termination shall not relieve any party from liability for any Willful and Material Breach of its obligations hereunder prior to such termination, and (iii) each party will be entitled to any remedies at law or in equity to recover its losses arising from any such pre-termination breach.

SECTION 14.                     Release. Effective as of the Closing, each Stockholder hereby fully and unconditionally releases, acquits and forever discharges the Company and its Subsidiaries and each of their respective past, present and future successors, predecessors, assigns, employees, agents, partners, members, subsidiaries, equityholders, parent companies, controlling Persons, other affiliates (corporate or otherwise) and legal representatives, including its past, present and future officers and directors, solely in their capacities as such, and any past, present and future successors, predecessors, assigns, employees, agents, partners, members, subsidiaries, equityholders, parent companies, controlling

Persons, other affiliates (corporate or otherwise) and legal representatives, including past, present and future officers and directors of any of the foregoing, solely in their capacities as such (together, the “Released Parties”), from any and all manner of actions, causes of actions, claims, debts, obligations, demands, liabilities, damages, costs, losses, expenses (including attorneys’ and other professional fees and expenses), compensation or other relief, whether known or unknown, matured or unmatured, contingent or otherwise, whether in law or equity, arising out of, relating to, accruing from or in connection with, (a) such Stockholder’s ownership of Shares and/or other equity interests in the Company or any of its Subsidiaries, (b) the Merger, any provision of the Merger Agreement or the transactions contemplated thereby (other than with respect to such Released Party’s respective rights under the Merger Agreement, including pursuant to Section 2.2 thereof), (c) any appraisal rights or rights to dissent from the Merger, or (d) any claims alleging a breach of duty on the part of the Company or any officer, director or equityholder of the Company prior to the Closing Date (clauses (a) through (d), collectively, “Released Claims”), and agrees not to commence or participate in, and to take all actions necessary to opt out of any class in, any class action with respect to any Released Claims.  For the avoidance of doubt, nothing in this paragraph shall affect any right to indemnification or advancement of expenses in favor of, or limitation of liability of, a current or former director of the Company or any of its Subsidiaries.  It is the intention of the parties that this Agreement shall, at the Effective Time, be effective as a full and final accord and satisfaction, and release of the Released Claims, and that the releases herein extend to any and all claims of whatever kind or character, known or unknown.  Accordingly, in furtherance of this intention, the Stockholders expressly waive any and all rights under Section 1542 of the Civil Code of the State of California (or any similar law, provision or statute of any other jurisdiction or authority) which states in full as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

SECTION 15.                     Further Assurances.

(a)                                 Each of the parties hereto shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as any other party reasonably may deem necessary or appropriate to carry out and effectuate the purpose and intent of this Agreement.

(b)                                 Each Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number and description of any Subject Shares acquired by such Stockholder after the date hereof which are not set forth on Schedule I hereto.

SECTION 16.                     Miscellaneous.

(a)                                 Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)                                 Waiver.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of any other party’s obligations to comply with its representations, warranties, covenants and agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder (or any delay in asserting any such breach) shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder or in any other context.

(c)                                  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(d)                                 Assignment; Benefit.  Except as expressly permitted by the terms hereof, no party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other party hereto, except that Parent may assign its rights, interest, or obligations hereunder to any of its affiliates so long as Parent continues to remain primarily liable for all such rights, interest, and obligations.  Any attempted assignment without such prior written approval shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not intended to, and shall not be deemed to, confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, or to create any agreement of employment with any Person or otherwise create any third party beneficiary hereto; provided that the Surviving Corporation shall be an express third party beneficiary of Section 12 of this Agreement, entitled to specifically enforce the provisions set forth therein.

(e)                                  Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(f)                                   Specific Performance; Injunctive Relief.  The parties agree that irreparable damage would occur to Parent in the event that any provision of this Agreement were not performed by the Stockholders in accordance with the specific terms hereof, and that Parent shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent is entitled at law or in equity.  Each Stockholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to enforce the covenants and obligations contained herein on the basis that Parent has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and Parent shall not be required to post a bond or other security in connection with any such order or injunction.

(g)                                  Governing Law.  This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(h)                                 Jurisdiction and Venue.  Each of the Stockholders and Parent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such proceeding in any such court.  Each of the Stockholders and Parent agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 16(l) shall be deemed effective service of process.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(i)                                     Waiver of Trial by Jury.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(i).

(j)                                    No Agreement Until Transaction Documents Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute, or be deemed to evidence, a contract, agreement, arrangement or understanding between the parties hereto unless (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.

(k)                                 Limitation on Recourse.  Section 7.5 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(l)                                     Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

if to Parent, to:

Emerald TopCo, Inc.
c/o EQT Partners Inc.
1114 Avenue of the Americas, 45th Floor
New York, NY 10036
Fax: (917) 281-0845
Attention:	Eric Liu
Kasper Knokgaard
Email: Eric.Liu@eqtpartners.com and Kasper.Knokgaard@eqtpartners.com with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Tel: (650) 251-5000
Fax: (650) 251-5002
Attention: Robert Langdon

Email: robert.langdon@stblaw.com

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Tel: (212) 455-2000
Fax: (212) 455-2502
Attention: Patrick J. Naughton
Email: pnaughton@stblaw.com

If to the Stockholders: to the Stockholders’ address for notice set forth on Schedule I attached hereto:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Tel:  (212) 960-1200

Fax:  (212) 751-4864

Attention:  Howard A. Sobel

Jennifer S. Perkins

Email:       howard.sobel@lw.com

jennifer.perkins@lw.com

(m)                             Counterparts.  This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(n)                                 Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.  Any agreement, instrument or statute defined or referred to herein  means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated, including (in the case of agreements or instruments) by valid waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted assigns and successors.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EMERALD TOPCO, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

STOCKHOLDERS

[Vestar Entities]

EXHIBIT B

FORM OF
CERTIFICATE OF INCORPORATION
OF SURVIVING CORPORATION

Exhibit B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

PRESS GANEY HOLDINGS, INC.

FIRST.                                                         The name of the Corporation is Press Ganey Holdings, Inc.

SECOND.                                          The registered office and registered agent of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.

THIRD.                                                    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) or any successor statute.

FOURTH.                                         The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share (the “Common Stock”).

FIFTH.                                                        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, acting by majority vote, is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

SIXTH.                                                      Unless and except to the extent that the Bylaws of the Corporation shall so require, election of directors of the Corporation need not be by written ballot.

SEVENTH.                                  To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.  Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

EIGHTH.                                           The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DCGL shall not apply to the Corporation.

NINTH.                                                    (a) The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, including any appeal (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer, employee or agent of the Corporation or, while a director, officer, employee or agent

B-1

of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, other fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans or public service or charitable organizations, whether the basis of such claim or proceeding is alleged actions or omissions in any such capacity or in any other capacity while serving as a director, officer, trustee, partner, member, employee, other fiduciary or agent thereof, against all expense and liability and loss suffered and expenses reasonably incurred by such Covered Person in enforcing the provisions of this paragraph (a) of paragraph NINTH (including attorney’s fees, and disbursements, court costs, damages, fines, amounts paid or to be paid in settlement, and excise taxes or penalties).  Notwithstanding the foregoing sentence, except for claims for indemnification (during the pendency of the disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify and hold harmless a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation.  Any amendment, repeal or modification of this paragraph (a) of paragraph NINTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

(b) The rights to indemnification and advancement of expenses conferred by paragraph (a) of this paragraph NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute (including the DGCL), any other provision of this Certificate of Incorporation of the Corporation, the Bylaws of the Corporation, any agreement, any vote of stockholders or the disinterested directors or otherwise.

TENTH.                                                  If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect  its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B-2

EXHIBIT C

FORM OF BYLAWS
OF SURVIVING CORPORATION

(see attached)

Exhibit C

PRESS GANEY HOLDINGS, INC.

BY-LAWS

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1.  Place of Meeting and Notice.  Meetings of the stockholders of the Corporation shall be held at such place either within or without the State of Delaware as the Board of Directors may determine.

Section 2.  Annual and Special Meetings.  Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting.  Special meetings of the stockholders may be called by the President for any purpose and shall be called by the President or Secretary if directed by the Board of Directors.

Section 3.  Notice.  Except as otherwise provided by law, at least 10 and not more than 60 days before each meeting of stockholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder.

Section 4.  Quorum.  At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law.  In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

Section 5.  Voting.  Except as otherwise provided by law, all matters submitted to a meeting of stockholders shall be decided by affirmative vote of a majority of the Corporation’s issued and outstanding capital stock present in person or by proxy.

ARTICLE II

DIRECTORS

Section 1.  Number, Election and Removal of Directors.  The number of Directors that shall constitute the Board of Directors shall not be less than one or more than fifteen.  The first Board of Directors shall consist of two Directors. Thereafter, within the limits specified above, the number of Directors shall be determined by the Board of Directors or the stockholders.  The Directors shall be elected by the stockholders at their annual meeting.  Vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or by the sole remaining Director or by the stockholders.  A Director may be removed with or without cause by the stockholders.

Section 2.  Meetings.  Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting.

Section 3.  Quorum.  One-third of the total number of authorized Director seats shall constitute a quorum for the transaction of business.  If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present.  Except as otherwise provided by law, the Certificate of Incorporation of the Corporation or these By-Laws, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

Section 4.  Committees.  The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, including, without limitation, an Executive Committee, to have and exercise such power and authority as the Board of Directors shall specify.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Director to act as the absent or disqualified member.

ARTICLE III

OFFICERS

The officers of the Corporation shall consist of a President and a Secretary, and such other additional officers with such titles as the Board of Directors shall determine, all of which shall be chosen by and shall serve at the pleasure of the Board of Directors.  Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices.  All officers shall be subject to the supervision and direction of the Board of Directors.  The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause.  Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE IV

INDEMNIFICATION

Section 1.  Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), and any other penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation (or has ceased to serve, at the request of the

Corporation, as an employee or agent of the Corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan) and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this ARTICLE IV with respect to proceedings to enforce rights to indemnification or advancement of expenses, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the first instance by the Board of Directors of the Corporation.  The right to indemnification conferred in this Section 1 of this ARTICLE IV shall be a contract right and shall include the obligation of the Corporation to pay, to the fullest extent permitted by law, the expenses incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 or otherwise.  The Corporation may, by action of its Board of Directors, provide indemnification and advancement of expenses to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification and advancement of expenses of directors and officers.

Section 2.  Procedure for Indemnification.  If a claim for indemnification under this ARTICLE IV (which may only be made following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the indemnitee, or if a claim for any advancement of expenses under this ARTICLE IV is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced (provided that the indemnitee has delivered the undertaking contemplated by Section 1 of this ARTICLE IV), the indemnitee shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim.  Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification or advancement of expenses, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by law.  It shall be a defense to any action by a director or officer for indemnification or the advancement of expenses (other than an action brought to enforce a claim for the advancement of expenses where the undertaking required pursuant to Section 1 of this ARTICLE IV, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, a committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, a committee thereof, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.  The procedure for indemnification of other employees and agents of the Corporation for whom indemnification and advancement of expenses is provided pursuant to Section 1 of this ARTICLE IV shall be the same procedure set forth in this Section 2 for directors or officers of the Corporation, unless otherwise set forth in the action of the Board of Directors providing indemnification and advancement of expenses for such employees or agents of the Corporation.

Section 3.  Insurance.  The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 4.  Service for Subsidiaries.  Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned directly or indirectly by the Corporation (a “subsidiary” for this ARTICLE IV) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 5.  Reliance.  To the fullest extent permitted by law, persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnification, advancement of expenses and other rights contained in this ARTICLE IV in entering into or continuing such service.  To the fullest extent permitted by law, the rights to indemnification and to the advancement of expenses conferred in this ARTICLE IV shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 6.  Other Rights; Continuation of Rights to Indemnification.  The rights to indemnification and to the advancement of expenses conferred in this ARTICLE IV shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, these Bylaws or under any statute, agreement, vote of stockholders or disinterested directors or otherwise.  All rights to indemnification and to the advancement of expenses under this ARTICLE IV shall be deemed to be a contract between the Corporation and each indemnitee who serves or served in such capacity at any time while this ARTICLE IV is in effect.  Any repeal or modification of this ARTICLE IV or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such indemnitee or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 7.  Merger or Consolidation.  For purposes of this ARTICLE IV, references to the “Corporation” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE IV with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 8.  Savings Clause.  If this ARTICLE IV or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification or advancement of expenses under Section 1 of this ARTICLE IV as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, and any other penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this ARTICLE IV to the fullest extent permitted by any applicable portion of this ARTICLE IV that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE V

GENERAL PROVISIONS

Section 1.  Notices.  Whenever any statute, the Certificate of Incorporation or these By-Laws require notice to be given to any Director or stockholder, such notice may be given in writing by mail, addressed to such Director or stockholder at his address as it appears in the records of the Corporation, with postage thereon prepaid.  Such notice shall be deemed to have been given when it is deposited in the United States mail.  Notice to Directors may also be given by telegram.

Section 2.  Fiscal Year.  The fiscal year of the Corporation shall be fixed by the Board of Directors.

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